Exhibit 10.1

CREDIT AGREEMENT

Dated as of May 2, 2005

among

AXSYS TECHNOLOGIES, INC.,

as the Borrower,

THE SUBSIDIARY GUARANTORS PARTY HERETO,

as Subsidiary Guarantors,

FLEET NATIONAL BANK,
A BANK OF AMERICA COMPANY
as the Lender and the L/C Issuer

and

FLEET NATIONAL BANK,
A BANK OF AMERICA COMPANY
as Collateral Agent

TABLE OF CONTENTS

ARTICLE I.	DEFINITIONS AND ACCOUNTING TERMS
1.01	Defined Terms
1.02	Other Interpretive Provisions
1.03	Accounting Terms
1.04	Rounding
1.05	Times of Day
1.06	Letter of Credit Amounts
1.07	Resolution of Drafting Ambiguities

ARTICLE II.	THE COMMITMENT AND OTHER CREDIT EXTENSIONS
2.01	The Loans
2.02	Borrowings, Conversions and Continuations of Committed Revolving Loans; Continuations of Term Loan B
2.03	Letters of Credit
2.04	Prepayments; Accelerated Maturity of Term Loan B
2.05	Termination or Reduction of Commitment
2.06	Repayment of Loans
2.07	Interest; Pricing Flex; Required Interest Rate Hedge
2.08	Fees
2.09	Computation of Interest and Fees
2.10	Evidence of Debt
2.11	Method of Payment, Direct Debits, Payment Date Adjustments, Application of Payments
2.12	All Loans and Letters of Credit to Constitute One Obligation

ARTICLE III.	TAXES, YIELD PROTECTION AND ILLEGALITY
3.01	Taxes
3.02	Illegality
3.03	Inability to Determine Rates
3.04	Increased Costs
3.05	Compensation for Losses
3.06	Mitigation Obligations
3.07	Survival

ARTICLE IV.	CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
4.01	Conditions of Initial Credit Extension
4.02	Conditions to all Credit Extensions

ARTICLE V.	REPRESENTATIONS AND WARRANTIES
5.01	Existence, Qualification and Power; Compliance with Laws
5.02	Authorization; No Contravention
5.03	Governmental Authorization; Other Consents
5.04	Binding Effect
5.05	Financial Statements; No Material Adverse Effect; No Internal Control Event
5.06	Litigation
5.07	No Default
5.08	Ownership of Property; Liens
5.09	Environmental Compliance

i

5.10	Insurance
5.11	Taxes
5.12	ERISA Compliance
5.13	Subsidiaries; Equity Interests
5.14	Margin Regulations; Investment Company Act; Public Utility Holding Company Act
5.15	Disclosure
5.16	Compliance with Laws
5.17	Intellectual Property
5.18	Solvency
5.19	Security Documents
5.20	Acquisition Documents; Representations and Warranties in Acquisition Agreement

ARTICLE VI.	AFFIRMATIVE COVENANTS
6.01	Financial Statements
6.02	Certificates; Other Information
6.03	Notices
6.04	Payment of Obligations
6.05	Preservation of Existence, Etc.
6.06	Maintenance of Properties
6.07	Maintenance of Insurance
6.08	Compliance with Laws
6.09	Books and Records
6.10	Inspection Rights
6.11	Use of Proceeds
6.12	Additional Collateral; Additional Guarantors
6.13	Collateral
6.14	Defend Collateral
6.15	Primary Operating Accounts
6.16	Security Interests; Further Assurances
6.17	Information Regarding Collateral

ARTICLE VII.	NEGATIVE COVENANTS
7.01	Liens
7.02	Investments
7.03	Indebtedness
7.04	Fundamental Changes
7.05	Asset Sales
7.06	Restricted Payments
7.07	Change in Nature of Business
7.08	Transactions with Affiliates
7.09	Burdensome Agreements
7.10	Use of Proceeds
7.11	General Partner
7.12	Financial Covenants
7.13	Payment of Telic Earn-Out Payments

ARTICLE VIII.	GUARANTEE
8.01	The Guarantee
8.02	Obligations Unconditional
8.03	Reinstatement

8.04	Subrogation; Rights of Reimbursement; Subordination
8.05	Remedies
8.06	Instrument for the Payment of Money
8.07	Continuing Guarantee
8.08	General Limitation on Guaranteed Obligations

ARTICLE IX.	EVENTS OF DEFAULT AND REMEDIES
9.01	Events of Default
9.02	Remedies Upon Event of Default
9.03	Application of Funds

ARTICLE X.	MISCELLANEOUS
10.01	Amendments, Etc.
10.02	Notices; Effectiveness; Electronic Communication
10.03	No Waiver; Cumulative Remedies
10.04	Expenses; Indemnity; Damage Waiver
10.05	Payments Set Aside
10.06	Successors and Assigns
10.07	Treatment of Certain Information; Confidentiality
10.08	Right of Setoff
10.09	Interest Rate Limitation
10.10	Counterparts; Integration; Effectiveness
10.11	Survival of Representations and Warranties
10.12	Severability
10.13	Governing Law; Jurisdiction; Etc.
10.14	Waiver of Jury Trial
10.15	USA PATRIOT Act Notice
10.16	Replacement of a Note or other Loan Documents
10.17	Obligations Absolute

SIGNATURES

SCHEDULES

1.01(a)	Transaction Costs Related to the Acquisition
1.01(b)	Subsidiary Guarantors
4.01(a)(xii)	Landlord Access Agreements
5.05	Supplement to Interim Financial Statements
5.06	Litigation
5.09	Environmental Matters
5.13	Subsidiaries; Other Equity Investments
5.17	Intellectual Property Matters
5.20	Acquisition Documents
7.01	Existing Liens
7.02	Existing Investments
7.03	Existing Indebtedness
10.02	Lender’s Office; Certain Addresses for Notices

EXHIBITS
Form of

A	Committed Revolving Loan Notice
B	Compliance Certificate
C	Joinder Agreement
D	Landlord Access Agreement
E-1	Perfection Certificate
E-2	Perfection Certificate Supplement
F	Revolving Loan Note
G	Security Agreement
H	Term Loan A Note
I	Term Loan B Note
J	Term Loan B Notice

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of May 2, 2005, between AXSYS TECHNOLOGIES, INC., a Delaware corporation (the “Borrower”), the Subsidiary Guarantors (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I), FLEET NATIONAL BANK, A BANK OF AMERICA COMPANY, as the lender (the “Lender”) and as the L/C Issuer, and FLEET NATIONAL BANK, A BANK OF AMERICA COMPANY, as collateral agent (in such capacity, the “Collateral Agent”) for the Secured Parties.

WITNESSETH:

WHEREAS, the Borrower has entered into a stock purchase agreement, dated March 23, 2005 (as amended, supplemented or otherwise modified from time to time in accordance with the provisions hereof and thereof, the “Acquisition Agreement”), with the individuals listed as sellers on the signature page thereto to acquire (the “Acquisition”) all of the issued and outstanding shares of capital stock or other equity interests of Diversified Optical Products, Inc., a New York corporation (the “Target”); and

WHEREAS, the Borrower has requested the Lender to extend credit in the form of (a) Term Loans on the Closing Date, in an aggregate principal amount not in excess of $55,000,000, and (b) revolving extensions of credit at any time and from time to time prior to the Maturity Date of the Commitment, in an aggregate principal amount at any time outstanding not in excess of $15,000,000, which shall include a $2,000,000 sub-facility to be available for the issuance of Letters of Credit; and

WHEREAS, the Borrower has requested the L/C Issuer to issue Letters of Credit, in an aggregate face amount at any time outstanding not in excess of $2,000,000 to support payment obligations incurred in the ordinary course of business by Borrower and its Subsidiaries; and

WHEREAS, the proceeds of the Loans are to be used in accordance with Section 6.11.

NOW, THEREFORE, the Lender is willing to extend such credit to the Borrower and the L/C Issuer is willing to issue letters of credit for the account of the Borrower or any of its Subsidiaries on the terms and subject to the conditions set forth herein.  Accordingly, the parties hereto agree as follows:

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS

1.01                        Defined Terms.   As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” shall have the meaning assigned to such term in the first recital hereto.

“Acquisition Agreement” shall have the meaning assigned to such term in the first recital hereto.

“Acquisition Consideration” means the purchase consideration for any Permitted Acquisition and all other payments by Borrower or any of its Subsidiaries in exchange for, or as part of, or in connection with, any Permitted Acquisition, whether paid in cash or by exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business; provided that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve, if any, required under GAAP at the time of such sale to be established in respect thereof by Borrower or any of its Subsidiaries.

“Acquisition Documents” means the collective reference to the Acquisition Agreement and the other documents listed on Schedule 5.20.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Credit Agreement.

“Anticipated Term Loan B Prepayment Date” means November 2, 2005.

“Applicable Rate” means the following percentages per annum (subject to additional increases pursuant to Section 2.07(d)), based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Lender pursuant to Section 6.02(b):

Applicable Rate

Pricing Level	Consolidated Leverage Ratio	Eurodollar Rate and Standby Letters of Credit	Base Rate
1	≤ 1.24:1	1.00%	0%
2	> 1.24:1 but ≤ 1.74:1	1.25%	0%
3	> 1.74:1 but ≤ 2.24:1	1.75%	0%
4	> 2.24:1 but ≤ 2.75:1	2.25%	0%
5	>2.75:1	2.75%	0%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first day of the first month immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 5 shall apply as of the first day after the date on which such Compliance Certificate was required to have been delivered until such Compliance Certificate is delivered and the Applicable Rate is adjusted as provided above.  The Applicable Rate in effect from the Closing Date through the Initial Applicable Rate Adjustment Date shall be determined based upon Pricing Level 5.

“Asset Sale” means (a) any conveyance, sale, lease, sublease, assignment, transfer or other disposition (including by way of merger or consolidation and including any sale and leaseback transaction) of any asset (excluding sales of inventory and dispositions of cash equivalents, in each case, in the ordinary course of business) by the Borrower or any of its Subsidiaries and (b) any issuance or sale of any Equity Interests of any Subsidiary of the Borrower, in each case, to any person other than (i) the Borrower, (ii) any Subsidiary Guarantor or (iii) other than for purposes of Section 7.05, any other Subsidiary of Borrower.

“Assignee” has the meaning specified in Section 10.06(b).

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2004, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date of the Commitment, (b) the date of termination of the Commitment pursuant to Section 2.05, and (c) the date of termination of the commitment of the Lender to make Revolving Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 9.02.

“Bailee Letter” shall have the meaning assigned thereto in the Security Agreement.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.”  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrowing” means a borrowing consisting of simultaneous Committed Revolving Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made the Lender pursuant to Section 2.01(a).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Lender’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Cash Collateralize” has the meaning specified in Section 2.03(f).

“Casualty Event” means any loss of title or any loss of or damage to or destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property of the Borrower or any of its Subsidiaries.  “Casualty Event” shall include but not be limited to any taking of all or any part of any real property of any person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any law, or by reason of the temporary requisition of the use or occupancy of all or any part of any real property of any person or any part thereof by any Governmental Authority, civil or military.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means an event or series of events by which:

(a)                                  any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the Voting Stock of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b)                                 during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c)                                  any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, Control of the Borrower, or control over the Voting Stock of the Borrower on a fully-diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right) representing 35% or more of the combined voting power of such securities.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means, collectively, all property pledged or granted as collateral pursuant to the Security Agreement on the Closing Date or thereafter pursuant to Section 6.12 and all other property of whatever kind and nature pledged as collateral under any Security Document.

“Collateral Agent” shall have the meaning assigned to such term in the preamble hereto and includes each other Person appointed as the successor thereto.

“Commitment” means the Lender’s obligation to make Committed Revolving Loans to the Borrower pursuant to Section 2.01(a) and L/C Credit Extensions pursuant to Section 2.03, in an aggregate principal amount at any one time outstanding not to exceed $15,000,000, as such amount may be adjusted from time to time in accordance with this Agreement.

“Committed Revolving Loan” has the meaning specified in Section 2.01(a).

“Committed Revolving Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Committed Revolving Loans from one Type to the other, or (c) a continuation of Committed Revolving Loans as Eurodollar Rate Loans, in each case pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Compliance Certificate” means a certificate substantially in the form of Exhibit B.

“Consolidated Capital Expenditures” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the aggregate of all expenditures during such period that, in accordance with GAAP, are or should be included in “additions to property, plant and equipment” or similar items reflected in the consolidated balance sheet of Borrower and its Subsidiaries for such period (including the amount of assets leased in connection with any capital lease); provided, however, that Consolidated Capital Expenditures shall not include (a) Capital Expenditures relating to the James Webb Space Telescope to the extent such Capital Expenditures are actually funded, without recourse to the Borrower or any of its Subsidiaries, by a Governmental Authority or a prime contractor of a Governmental Authority, (b) any other Capital Expenditures to the extent funded, without recourse to the Borrower or any of its Subsidiaries, by a third party, (c) expenditures made with Net Cash Proceeds of Asset Sales in accordance with Section 2.04(d)(iii), (d) expenditures made in connection with the replacement, substitution or restoration of assets pursuant to Section 2.04(d)(iv), and (e) any portion of such increase attributable solely to acquisitions of property, plant and equipment in connection with the Acquisition and Permitted Acquisitions.

“Consolidated Current Assets” means, as at any date of determination, the total assets of the Borrower and its Subsidiaries which may properly be classified as current assets on a consolidated balance sheet of the Borrower and its Subsidiaries in accordance with GAAP.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of the Borrower and its Subsidiaries which may properly be classified as current liabilities on a consolidated balance sheet of the Borrower and its Subsidiaries in accordance with GAAP.

“Consolidated Current Maturity of Long-Term Debt” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the aggregate of all Consolidated Funded Indebtedness paid or payable during the applicable period; provided, however, Consolidated Current Maturity of Long-Term Debt shall be calculated on a Pro Forma Basis to give effect to any Permitted Acquisition consummated at any time on or after the first day of such period as if the Permitted Acquisition had been effected on the first day of such period.

“Consolidated EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for Federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries for such period, (iii) depreciation and amortization expense, (iv) other non-recurring expenses of the Borrower and its Subsidiaries reducing such Consolidated Net Income which do not represent a cash item in such period or any future period (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period), (v) the effects of the write up of inventory by the application of the purchase method of accounting, (vi) one-time costs and expenses directly incurred in connection with this Agreement and the Acquisition (not to exceed $5,000,000 as estimated and more particularly described on Schedule 1.01(a)) and any Permitted Acquisition (not to exceed an amount agreed to by the Lender in writing), (vii) to the extent actually reimbursed in cash during such period, expenses incurred to the extent covered by the indemnification provisions of the Acquisition Agreement and any agreement in connection with a Permitted Acquisition, and (viii) non-cash expenses in respect of stock options, and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits of the Borrower and its Subsidiaries for such period and (ii) all non-cash items increasing Consolidated Net Income for such period (other than the accrual of revenue, the recording of receivables in the ordinary course of business and net adjustments to accrued expenses not to exceed $150,000 during each Test Period without the consent of the Lender, which consent shall not be unreasonably withheld.

Other than for purposes of calculating Excess Cash Flow, Consolidated EBITDA shall be calculated on a Pro Forma Basis to give effect to the Acquisition, any Permitted Acquisition and any Asset Sales (other than any dispositions in the ordinary course of business) consummated at any time on or after the first day of the Test Period thereof as if the Acquisition and each such Permitted Acquisition had been effected on the first day of such period and as if each such Asset Sale had been consummated on the day prior to the first day of such period.

“Consolidated Fixed Charge Coverage Ratio” means, for any Test Period, the ratio of (a) (i) Consolidated EBITDA for such Test Period, minus (ii) Federal, state, local and foreign income taxes paid in cash by the Borrower and its Subsidiaries during such Test Period (net of any cash refund in respect of income taxes actually received during such Test Period), minus (iii) Restricted Payments to the extent paid in cash or other property (other than Equity Interests) made during such Test Period, minus (iv) Consolidated Capital Expenditures made during such Test Period to the extent not financed with Indebtedness permitted under Section 7.03(e), to (b) the sum of (i) Consolidated Current Maturity of Long-Term Debt for such Test Period, but only to the extent consisting of regularly-scheduled payments for such period and specifically excluding any prepayment thereof, the accelerated maturity of Term Loan B pursuant to Section 2.04(e) and the payment due upon the final maturity of Term Loan B, plus (ii) Consolidated Interest Charges for such Test Period, plus (iii) any and all Telic Earn-Out Payments made during such Test Period.

For purposes of calculating the Consolidated Fixed Charge Coverage Ratio: (A) for the Test Period ending on the second fiscal quarter end of the Borrower in 2005, Consolidated Current Maturity of Long-Term Debt for such Test Period shall be assumed to be $5,000,000 and Consolidated Interest Charges for such Test Period shall be assumed to be $3,500,000; (B) for the Test Period ending on the third fiscal quarter end of the Borrower in 2005, Consolidated Current Maturity of Long-Term Debt and Consolidated Interest Charges for such Test Period shall be assumed to be an amount equal to the product of (1) the actual amount of Consolidated Current Maturity of Long-Term Debt and Consolidated Interest Charges paid or payable by the Borrower and its Subsidiaries during said third fiscal quarter, multiplied by (2) four; (C) for the Test Period ending on the fourth fiscal quarter end of the Borrower in 2005, Consolidated Current Maturity of Long-Term Debt and Consolidated Interest Charges for such Test Period shall be assumed to be an amount equal to the product of (1) the actual amount of Consolidated Current Maturity of Long-Term Debt and Consolidated Interest Charges paid or payable by the Borrower and its Subsidiaries during the last two fiscal quarters of such Test Period, multiplied by (2) two; and (D) for the Test Period ending on the first fiscal quarter end of the Borrower in 2006, Consolidated Current Maturity of Long-Term Debt and Consolidated Interest Charges for such Test Period shall be assumed to be an amount equal to the product of (1) the actual amount of Consolidated Current Maturity of Long-Term Debt and Consolidated Interest Charges paid or payable by the Borrower and its Subsidiaries during the last three fiscal quarters of such Test Period, multiplied by (2) a fraction, the numerator of which shall be four and the denominator of which shall be 3.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business or consistent with reasonable past practices), (e) Attributable Indebtedness in respect of capital leases and Synthetic Lease Obligations, and (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Borrower or any Subsidiary; provided that “Consolidated Funded Indebtedness” shall not include any of the Telic Earn-Out Payments. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except (other than in the case of general partner liability) to the extent that the terms of such Indebtedness expressly provide that such Person is not liable therefore.

“Consolidated Interest Charges” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum of, without duplication, (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Borrower and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Borrower and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP.

Consolidated Interest Charges shall be calculated on a Pro Forma Basis to give effect to any Indebtedness incurred, assumed or permanently repaid or extinguished during the relevant Test Period in connection with any Permitted Acquisition as if such incurrence, assumption, repayment or extinguishing had been effected on the first day of such period.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the Test Period then most recently ended.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication, (a) any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by the Borrower or any of its Subsidiaries upon any Asset Sale (other than any dispositions in the ordinary course of business) by the Borrower or any of its Subsidiaries, (b) unrealized gains and losses for such period with respect to any swap, cap, collar, forward or similar arrangement in respect of interest rates, foreign exchange or commodity prices, and (c) any extraordinary gain (or extraordinary loss (including, without limitation, in respect of discontinued operations) approved by the Lender in its sole but reasonable discretion), together with any related provision for taxes on any such gain (or the tax effect of any such loss), recorded or recognized by the Borrower or any of its Subsidiaries during such period.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” shall have the meaning assigned to such term in the Security Agreement.

“Credit Extension” means each of the following: (a) a Borrowing, (b) the extension of each Term Loan hereunder, and (c) an L/C Credit Extension.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Dollar” and “$” mean lawful money of the United States.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 4001(a)(14) of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan to which the Borrower or an ERISA Affiliate is obligated to make contributions at the time of such notification is in reorganization; (d) the filing of a notice of intent to terminate a Pension Plan under Section 4041 of ERISA if all plan benefits under the Pension Plan exceed plan assets by more than the Threshold Amount, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA if all plan benefits under the Pension Plan exceed plan assets by more than the Threshold Amount, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate in excess of the Threshold Amount; (g) the posting of security with respect to a Pension Plan pursuant to Section 307 of ERISA, or (h) the imposition of a Lien pursuant to Section 302(f) of ERISA with respect to any Pension Plan.

“Eurodollar Base Rate” has the meaning specified in the definition of Eurodollar Rate.

“Eurodollar Rate” means for any Interest Period with respect to a Eurodollar Rate Loan, a rate per annum determined by the Lender pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate
1.00 – Eurodollar Reserve Percentage

Where,

“Eurodollar Base Rate” means, for such Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Lender from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available at such time for any reason, then the “Eurodollar Base Rate” for such Interest Period shall be the rate per annum determined by the Lender to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to the Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to

Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).  The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 9.01.

“Excess Cash Flow” means, with respect to each fiscal year of the Borrower, in each case without duplication, (a) Consolidated EBITDA for such fiscal year, minus (b) Federal, state, local and foreign income taxes paid in cash by the Borrower and its Subsidiaries during such fiscal year (net of any cash refund in respect of income taxes actually received during such period), minus (c) Restricted Payments made during such fiscal year to the extent permitted hereunder, minus (d) Consolidated Capital Expenditures made during such fiscal year to the extent not financed with Indebtedness permitted under Section 7.03(e), minus (e) Consolidated Current Maturity of Long-Term Debt for such fiscal year, minus (f) Consolidated Interest Charges for such fiscal year, minus (g) the amount of any increase in the Borrower’s net working capital, if any, plus the amount of any decrease in the Borrower’s net working capital, if any. For purposes hereof, (x) “net working capital” means, as of any date of determination, the sum of (i) Consolidated Current Assets as of such date less cash and cash equivalents of the Borrower and its Subsidiaries on such date, minus (ii) Consolidated Current Liabilities as of such date less Consolidated Current Maturity of Long-Term Debt for the fiscal year in question, and (y) net working capital shall be calculated as of December 31 of the fiscal year in question and compared against net working capital as of December 31 of the immediately preceding fiscal year.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means, with respect to the Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any the Lender, in which its applicable Lending Office is located and (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located.

“Existing Credit Agreement” means that certain Credit Agreement dated as of April 8, 2004 among the Borrower, the guarantors party thereto and the Lender.

“Existing Letters of Credit” means the standby letters of credit issued by the Lender on behalf of the Borrower as more particularly described on Schedule 7.03.

“Foreign Subsidiary” means a Subsidiary that is organized under the laws of a jurisdiction other than the United States or any state thereof or the District of Columbia.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, any (a) obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” shall have the meaning assigned to such term in Section 8.01.

“Guarantees” means the guarantees issued pursuant to Article VIII by the Subsidiary Guarantors.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)                                  all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)                                 all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)                                  net obligations of such Person under Swap Contracts in the aggregate;

(d)                                 all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business on normal trade terms and not overdue by more than 90 days and excluding trade accounts payable and accrued obligations, whether or not overdue, the payment of which is subject to a bona fide dispute by such Person);

(e)                                  indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse, but limited to the fair market value of such property;

(f)                                    capital leases and Synthetic Lease Obligations;

(g)                                 all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h)                                 all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except (other than in the case of general partner liability) to the extent that the terms of such Indebtedness expressly provide that such Person is not liable therefore.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Initial Applicable Rate Adjustment Date” means the earlier to occur of (a) the first day of the first month immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b) for the fiscal quarter of the Borrower ending on October 1, 2005, or (b) the first day of the first month immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b) for the fiscal quarter of the Borrower during which the Borrower prepaid in full all Obligations arising under Term Loan B.

“Intellectual Property” shall have the meaning assigned to such term in the Security Agreement.

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the first Business Day of each month and the Maturity Date.

“Interest Period” means, (a) as to each Committed Revolving Loan that is a Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Committed Revolving Loan Notice; (b) as to Term Loan A, successive periods of three months, the first of which shall commence on the date such Term Loan is disbursed and each successive period to commence on the first day immediately following the last day of the immediately preceding Interest Period, with the last such Interest Period ending on the Maturity Date of Term Loan A; and (c) as to Term Loan B, the period commencing on the date such Eurodollar Rate Loan is disbursed or continued as a Eurodollar Rate Loan and ending on the date one, two or three months thereafter, as selected by the Borrower in its Term Loan B Notice; provided that the foregoing provisions relating to Interest Periods are subject to the following:

(i)                                     any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)                                  any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(iii)                               no Interest Period with respect to any Loan shall extend beyond the Maturity Date of such Loan; and

(iv)                              with respect to Term Loan B, no Interest Period shall end after the next regularly-scheduled principal payment date set forth in the Term Loan B Note.

“Internal Control Event” means a material weakness in, or fraud that involves management or other employees who have a significant role in, the Borrower’s internal controls over financial reporting, in each case as described in the Securities Laws.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower or any Subsidiary or in favor the L/C Issuer and relating to any such Letter of Credit.

“Joinder Agreement” means a joinder agreement, substantially in the form of Exhibit C.

“Landlord Access Agreement” means a Landlord Access Agreement, substantially in the form of Exhibit D, or such other form as may reasonably be acceptable to the Lender.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lender’s Office” means the Lender’s address and, as applicable, account as set forth on Schedule 10.02, or such other address or account as the Lender may from time to time notify to the Borrower.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means the Lender in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed

Amounts, including all L/C Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Letter of Credit” means any letter of credit issued hereunder and shall include the Existing Letters of Credit. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is not later than 180 days following the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Sublimit” means an amount equal to $2,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Commitment.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by the Lender to the Borrower under Article II in the form of a Committed Revolving Loan or a Term Loan.

“Loan Documents” means all now existing or hereafter arising instruments, loan agreements and any other agreements and documents governing, evidencing, guarantying, securing or otherwise relating to any or all of the Obligations, together with all amendments, modifications, renewals or extensions thereof, including without limitation, this Agreement, the Notes, the Security Documents, and all other promissory notes, guaranties, mortgages, security documents, deeds to secure debt, deeds of trust, pledges, assignments, contracts, negative pledges, powers of attorney, landlord waivers and trust account agreements, whenever executed and delivered to the Lender, with respect to the transactions contemplated by this Agreement.

“Loan Parties” means, collectively, the Borrower and each Subsidiary Guarantor.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the results of operations, business, properties, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to fully and timely perform its obligations under any Loan Document to which it is a party; (c) material impairment of the rights of or benefits or remedies available to the Lender or the Collateral Agent under any Loan Document; or (d) a material adverse effect on the Collateral or the Liens in favor of the Collateral Agent (for its benefit and for the benefit of the other Secured Parties) on the Collateral or the priority of such Liens.

“Maturity Date” means, (a) with respect to the Commitment, May 2, 2008; (b) with respect to Term Loan A, May 2, 2010; and (c) with respect to Term Loan B, May 2, 2007 (subject, however, to Section 2.04(e)).

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of April 5, 2004, by and among the Borrower, Bifocal Acquisition Corp., a Massachusetts corporation and wholly-owned Subsidiary of the Borrower, Telic and the prior shareholders of Telic.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means:

(a)                                  with respect to any Asset Sale (other than any issuance or sale of Equity Interests), the cash proceeds received by the Borrower or any of its Subsidiaries (including cash proceeds subsequently received (as and when received by the Borrower or any of its Subsidiaries) in respect of non-cash consideration initially received) net of (i) selling expenses (including reasonable brokers’ fees or commissions, legal, accounting and other professional and transactional fees, transfer and similar taxes and the Borrower’s good faith estimate of income taxes paid or payable in connection with such sale); (ii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such Asset Sale or (y) any other liabilities retained by the Borrower or any of its Subsidiaries associated with the properties sold in such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); (iii) Borrower’s good faith estimate of payments required to be made with respect to unassumed liabilities relating to the properties sold within 90 days of such Asset Sale (provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within 90 days of such Asset Sale, such cash proceeds shall constitute Net Cash Proceeds); and (iv) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by a Lien on the properties sold in such Asset Sale (so long as such Lien was permitted to encumber such properties under the Loan Documents at the time of such sale) and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such properties);

(b)                                 with respect to any issuance or sale of Equity Interests of the Borrower or in any Subsidiary of Borrower, the cash proceeds thereof, net of customary fees, commissions, costs and other expenses incurred in connection therewith; and

(c)                                  with respect to any Casualty Event, the cash insurance proceeds, condemnation awards and other compensation received in respect thereof, net of all reasonable costs and expenses incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Casualty Event.

“Note” means the Revolving Loan Note, the Term Loan A Note or the Term Loan B Note, as the context requires.

“Obligations” means all loans, advances, interest (including interest accruing during the pendency of any proceeding under any Debtor Relief Law naming such Person as the debtor in such proceeding, regardless of whether such interest is an allowed claim in such proceeding), Indebtedness (including fees and other monetary obligations incurred or accruing during the pendency of any proceeding under any Debtor Relief Law naming such Person as the debtor in such proceeding, regardless of whether such fees and other monetary obligations are allowed claims in such proceeding), liabilities, obligations, guaranties, indemnities, covenants and duties at any time owing by any Loan Party to the Lender or to any of the Lender’s direct and indirect Affiliates and Subsidiaries, of every kind and description, whether or not evidenced by any note or other instrument, whether or not for the payment of money, whether direct or indirect, primary or secondary, absolute or contingent, due or to become due, now existing or hereafter arising, including, but not limited to, the Loans, all obligations of any Loan Party arising with respect to the Letters of Credit, all obligations of any Loan Party under any Swap Contract, foreign exchange agreement and/or controlled disbursement check cashing or other cash management agreement, and all other Indebtedness, liabilities and obligations arising under this Agreement and the other Loan Documents, and all reasonable costs, expenses, fees, charges and attorneys’ (both outside and in-house), paralegals’ and professional fees incurred in connection with any of the foregoing, or in any way connected with, involving or relating to the preservation, enforcement, protection or defense of, or realization under this Agreement, any Note, any of the other Loan Documents, any related agreement, document or instrument, any of the Collateral, and the rights and remedies hereunder or thereunder, including without limitation, all reasonable costs, expenses and fees incurred in connection with any “workout” or default resolution negotiations involving legal counsel or other professionals and further in connection with any re-negotiation or restructuring of the Indebtedness evidenced by this Agreement, the Notes and/or any of the other Loan Documents.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means, (a) with respect to the Committed Revolving Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of any Committed Revolving Loan occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Participant” has the meaning specified in Section 10.06(c).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Perfection Certificate” means a certificate in the form of Exhibit E-l or any other form approved by the Collateral Agent, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.

“Perfection Certificate Supplement” means a certificate supplement in the form of Exhibit E-2 or any other form approved by the Collateral Agent.

“Permitted Acquisitions” means acquisitions by the Borrower or any Subsidiary of Borrower (excluding the Acquisition) of not less than 100% of the outstanding Equity Interests of any corporation, partnership, limited liability company, a division of any corporation or limited liability company or any similar business unit (or of substantially all the assets and business of any of the foregoing) (each, an “acquisition”) so long as (i) in the case of each such acquisition of Equity Interests, such acquisition was not preceded by an unsolicited tender offer for such Equity Interests by the Borrower or any of its affiliates; (ii) the corporation, partnership, limited liability company, division, business or assets, as applicable, to be acquired by the Borrower or such Subsidiary is predominantly in the Borrower’s or such Subsidiary’s existing lines of business or businesses reasonably related or complimentary thereto, (iii) the total Acquisition Consideration to be paid by the Borrower for such acquisition (net of that portion, if any, of such consideration contributed to the Borrower by its shareholders as subordinated debt or as equity) does not exceed $5,000,000 and the aggregate amount of the Acquisition Consideration for all Permitted Acquisitions since the Closing Date shall not exceed $10,000,000; (iv) the Borrower shall have delivered to the Lender a certificate certifying that at the time of and immediately after giving effect to such acquisition, (1) no Default or Event of Default has occurred and is continuing, and (2) the Borrower shall be in compliance with all of its financial covenants set forth herein and the Borrower shall have provided evidence of such compliance to the Lender on a pro forma combined basis; (v) such acquisition does not result in any change in the management of the Borrower which is deemed material in the reasonable opinion of the Lender; and (vi) the assets or business being acquired by the Borrower or such Subsidiary shall have had a positive EBITDA for the twelve-month fiscal period immediately preceding the date of such acquisition (with EBITDA being calculated in a manner consistent with the calculation of Consolidated EBITDA).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) other than a Multiemployer Plan contributed to by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, contributed to by any ERISA Affiliate.

“Pro Forma Basis” means on a basis in accordance with GAAP and Regulation S-X promulgated under the Securities Act and otherwise reasonably satisfactory to the Lender.

“Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of the Borrower as prescribed by the Securities Laws.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of a Committed Revolving Loan, a Committed Revolving Loan Notice, and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of a Loan Party and any other officer or similar officer thereof with responsibility for the administration of the obligations of such Loan Party in respect of this Agreement. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof).

“Revolving Loan Note” means the promissory note made by the Borrower in favor of the Lender, substantially in the form of Exhibit F.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” means, collectively, the Lender, the L/C Issuer, the Collateral Agent and each party to a Swap Contract relating to any of the Loans if at the date of entering into such Swap Contract such person was the Lender or an Affiliate of the Lender and such person executes and delivers to the Collateral Agent a letter agreement in form and substance reasonably acceptable to the Collateral Agent pursuant to which such person (a) appoints the Collateral Agent as its agent under the applicable Loan Documents and (ii) agrees to be bound by  such provisions of the Loan Documents as the Collateral Agent requires.

“Securities Act” means the Securities Act of 1933, amended and in effect on any applicable date hereunder.

“Securities Laws” means the Securities Act, the Exchange Act, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Security Agreement” means a Security Agreement substantially in the form of Exhibit G among the Loan Parties and the Collateral Agent for the benefit of the Secured Parties.

“Security Documents” means the Security Agreement, each account control agreement and each other security document, pledge agreement or instrument delivered in accordance with applicable local or foreign law to grant a valid, perfected security interest in any property as collateral for the Obligations.

“Subordinated Debt” means Indebtedness that is payable on such terms and subordinated to the Obligations in such manner as is satisfactory to the Lender, in its sole discretion, pursuant to the terms of the instruments evidencing such Indebtedness or subordination agreements which are in form and content satisfactory to the Lender, in its sole discretion.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor” means each Subsidiary (including, without limitation, Telic) listed on Schedule 1.01(b), and each other Subsidiary that is or becomes a party to this Agreement pursuant to Section 6.12.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include the Lender or any Affiliate of the Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (other than an agreement which would be treated under GAAP solely as an operating lease) creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Target” shall have the meaning assigned to such term in the first recital hereto.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Telic” means Telic Optics, Inc., a Massachusetts corporation and wholly-owned Subsidiary of the Borrower.

“Telic Earn-Out Payments” means the contingent payments required to be made by the Borrower to the prior shareholders of Telic in an aggregate amount not to exceed $4,000,000 pursuant to Section 1.9 of the Merger Agreement.

“Term Loan” means Term Loan A or Term Loan B, as the context may require.

“Term Loan Note” means the Term Loan A Note or the Term Loan B Note, as the context may require.

“Term Loan A” has the meaning specified in Section 2.01(b).

“Term Loan A Note” means the promissory note made by the Borrower in favor of the Lender, substantially in the form of Exhibit H.

“Term Loan B” has the meaning specified in Section 2.01(c).

“Term Loan B Note” means the promissory note made by the Borrower in favor of the Lender, substantially in the form of Exhibit I.

“Term Loan B Notice” means a notice of a continuation of Term Loan B as a Eurodollar Rate Loan pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit J.

“Test Period” means, at any time, the four consecutive fiscal quarters of the Borrower then last ended (in each case taken as one accounting period).

“Threshold Amount” means $1,000,000.

“Total Outstandings” means the aggregate Outstanding Amount of all Committed Revolving Loans and all L/C Obligations.

“Type” means, with respect to a Committed Revolving Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“Unfunded Pension Liability” means the amount by which the current liability (as defined in Section 412(l)(7) of the Code) under a Pension Plan for such Pension Plan’s most recent fiscal year exceeds the fair market value of the Plan’s assets as of the end of such fiscal year.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Voting Stock” means, with respect to any person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors or equivalent governing body of such person.

1.02                        Other Interpretive Provisions.   With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)                                  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)                                 In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)                                  Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03                        Accounting Terms.   (a)    Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)                                 Changes in GAAP.   If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Lender shall so request, the Lender and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Lender); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04                        Rounding.   Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05                        Times of Day.   Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06                        Letter of Credit Amounts.   Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.07                        Resolution of Drafting Ambiguities.   Each Loan Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

ARTICLE II.
THE COMMITMENT AND OTHER CREDIT EXTENSIONS

2.01                        The Loans.   (a)   Committed Revolving Loans.  Subject to the terms and conditions set forth herein, the Lender agrees to make revolving loans (each such loan, a “Committed Revolving Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of the Commitment provided, however, that after giving effect to any Borrowing, the Total Outstandings shall not exceed the Commitment. Within the limits of the Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Committed Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(b)                                 Term Loan A.   Subject to the terms and conditions set forth herein, the Lender, agrees to extend to the Borrower a term loan in the principal amount of $20,000,000 (“Term Loan A”). Except as otherwise provided herein, Term Loan A shall only be a Eurodollar Rate Loan.

(c)                                  Term Loan B.   Subject to the terms and conditions set forth herein, the Lender, agrees to extend to the Borrower a term loan in the principal amount of $35,000,000 (“Term Loan B”). Except as otherwise provided herein, Term Loan B shall only be a Eurodollar Rate Loan.

2.02                        Borrowings, Conversions and Continuations of Committed Revolving Loans; Continuations of Term Loan B.

(a)                                  Each Borrowing, each conversion of a Committed Revolving Loan from one Type to the other, and each continuation of a Committed Revolving Loan that is a Eurodollar Rate Loan shall be made upon the Borrower’s irrevocable notice to the Lender, which may be given by telephone.  Each such notice must be received by the Lender not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of a Committed Revolving Loan as a Eurodollar Rate Loan or of any conversion of a Committed Revolving Loan from a Eurodollar Rate Loan to a Base Rate Loan, and (ii) on the requested date of any Borrowing of a Base Rate Loan.  Each telephonic notice by the Borrower pursuant to this

Section 2.02(a) must be confirmed promptly by delivery to the Lender of a written Committed Revolving Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Each Borrowing of, conversion to or continuation of a Committed Revolving Loan as a Eurodollar Rate Loan shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion of a Committed Revolving Loan that is a Eurodollar Loan to a Base Rate Loan shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Committed Revolving Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of a Committed Revolving Loan from one Type to the other, or a continuation of a Committed Revolving Loan that is a Eurodollar Rate Loan, (ii) the requested date of such Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of the Committed Revolving Loan to be borrowed, converted or continued, (iv) the Type of Committed Revolving Loan to be borrowed or to which an existing Committed Revolving Loan is to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower fails to specify a Type of Committed Revolving Loan in a Committed Revolving Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Revolving Loan shall be made as, or converted to, a Base Rate Loan.  Any such automatic conversion to a Base Rate Loan shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loan.  If the Borrower requests a Borrowing of, conversion to, or continuation of a Eurodollar Rate Loan in any such Committed Revolving Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)                                 Following receipt of a Committed Revolving Loan Notice, the Lender shall advance the Committed Revolving Loan by crediting the account of the Borrower on the books of the Lender with the amount of such Loan (other than in connection with funding the Acquisition, which shall be pursuant to wire transfer of such funds in accordance with written instructions provided to the Lender by the Borrower); provided, however, that if, on the date the Committed Revolving Loan Notice with respect to such Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(c)                                  After giving effect to all Borrowings, all conversions of Committed Revolving Loans from one Type to the other, and all continuations of Committed Revolving Loans as the same Type, there shall not be more than five Interest Periods in effect with respect to Committed Revolving Loans.

(d)                                 The Borrower shall designate the initial Interest Period applicable to Term Loan B by delivering a written request thereof to the Lender not later than 11:00 a.m. at least three Business Days prior to the requested date for the Lender’s disbursement thereof. Each continuation of Term Loan B as a Eurodollar Rate Loan shall be made upon the Borrower’s irrevocable notice to the Lender, which may be given by telephone.  Each such notice must be received by the Lender not later than 11:00 a.m. three Business Days prior to the requested date of any such continuation.  Each telephonic notice by the Borrower pursuant to this Section 2.02(c) must be confirmed promptly by delivery to the Lender of a written Term Loan B Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Each Term Loan

B Notice (whether telephonic or written) shall specify (i) the requested date of such continuation (which shall be a Business Day), and (ii) the duration of the Interest Period with respect thereto.  If the Borrower fails to specify an Interest Period in any Term Loan B Notice, it will be deemed to have specified an Interest Period of one month.

(e)                                  Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan.  During the existence of a Default, no Loan may be requested as, converted to or continued as a Eurodollar Rate Loan.

(f)                                    The Lender shall promptly notify the Borrower of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Lender shall notify the Borrower of any change in the Lender’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

2.03                        Letters of Credit.

(a)                                  The Letter of Credit Commitment.

(i)                                     Subject to the terms and conditions set forth herein, the L/C Issuer agrees, (A) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower or its Subsidiaries, and to amend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (B) to honor drawings under the Letters of Credit; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (y) the Total Outstandings shall not exceed the Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit.  Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. The Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii)                                  The L/C Issuer shall not issue any Letter of Credit, if:

(A)                              subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance, unless the Lender has approved such expiry date; or

(B)                                the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date,

(iii)                               The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)                              any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B)                                the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer;

(C)                                except as otherwise agreed by the L/C Issuer, such Letter of Credit is in an initial stated amount less than $50,000, in the case of a commercial Letter of Credit, or $100,000, in the case of a standby Letter of Credit;

(D)                               such Letter of Credit is to be denominated in a currency other than Dollars; or

(E)                                 such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(iv)                              The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v)                                 The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b)                                 Procedures for Issuance and Amendment of Letters of Credit.

(i)                                     Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower.  Such Letter of Credit Application must be received by the L/C Issuer not later than 11:00 a.m. at least two Business Days (or such later date and time as the L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested

Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may reasonably require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require.  Additionally, the Borrower shall furnish to the L/C Issuer and the Lender such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Lender may reasonably require.

(ii)                                  Unless the L/C Issuer has knowledge that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or the applicable Subsidiary or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices.

(iii)                               Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower a true and complete copy of such Letter of Credit or amendment.

(c)                                  Drawings and Reimbursements.

(i)                                     Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower thereof.  Not later than 1:00 p.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer in an amount equal to the amount of such drawing.  In such event, the Borrower shall be deemed to have requested a Borrowing of a Base Rate Loan to be disbursed on the Honor Date in an amount equal to the unreimbursed drawing (the “Unreimbursed Amount”), without regard to the minimum and multiples specified in Section 2.02 for the principal amount of the Base Rate Loan, but subject to the amount of the unutilized portion of the Commitment and the conditions set forth in Section 4.02 (other than the delivery of a Committed Revolving Loan Notice).  Any notice given by the L/C Issuer pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)                                  With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of a Base Rate Loan because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.

(d)                                 Obligations Absolute.   The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)                                     any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)                                  the existence of any claim, counterclaim, setoff, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)                               any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)                              any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v)                                 any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer.  The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid. Nothing is this Section 2.03(d) shall be construed to excuse the gross negligence or willful misconduct of the L/C Issuer to the extent the L/C Issuer may be liable to the Borrower for the same in accordance with Section 2.03(e).

(e)                                  Role of L/C Issuer.   The Borrower agrees that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the

Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuer, any of its Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(d); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(f)                                    Cash Collateral.   Upon the request of the L/C Issuer, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations.  Sections 2.04 and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder.  For purposes of this Section 2.03, Section 2.04 and Section 9.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the L/C Issuer, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the L/C Issuer.  Derivatives of such term have corresponding meanings.  The Borrower hereby grants to the L/C Issuer, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.  Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at the Lender.

(g)                                 Applicability of ISP and UCP.   Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

(h)                                 Letter of Credit Fees and Processing Charges.   The Borrower shall pay to the Lender a Letter of Credit fee (the “Letter of Credit Fee”) a Letter of Credit fee (the “Letter of Credit Fee”) (i) for each commercial Letter of Credit equal to 1/2 of 1% per annum times the daily amount available to be drawn under such Letter of Credit, and (ii) for each standby Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the first Business Day after the end of each March, June, September and

December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each standby Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, while any Event of Default exists, all Letter of Credit Fees shall, at the option of the Lender, accrue at the Default Rate. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable within three Business Days after demand and are nonrefundable.

(i)                                     Conflict with Issuer Documents.   In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(j)                                     Letters of Credit Issued for Subsidiaries.   Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit.  The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

2.04                        Prepayments; Accelerated Maturity of Term Loan B.

(a)                                  Voluntary Prepayment of Committed Revolving Loans.   The Borrower may, upon notice to the Lender, at any time or from time to time voluntarily prepay any Committed Revolving Loan in whole or in part without premium or penalty; provided that (i) such notice must be received by the Lender not later than 1:00 p.m. (A) two Business Days prior to any date of prepayment of a Committed Revolving Loan that is a Eurodollar Rate Loan and (B) on the date of prepayment of a Committed Revolving Loan that is a Base Rate Loan; and (ii) any prepayment of a Committed Revolving Loan shall be in a principal amount of $500,000 or a whole multiple of $100,000 or, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Committed Revolving Loan(s) to be prepaid.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Committed Revolving Loan that is a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.

(b)                                 Mandatory Prepayment of Committed Revolving Loans.   If for any reason the Total Outstandings at any time exceed the Commitment then in effect, the Borrower shall immediately prepay Committed Revolving Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.04(b) unless after the prepayment in full of the Loans the Total Outstandings exceed the Commitment then in effect.

(c)                                  Voluntary Prepayment of a Term Loan.   The Borrower may, upon notice to the Lender, at any time or from time to time voluntarily prepay a Term Loan in whole or in part without premium or penalty; provided that (i) such notice must be received by the Lender not later than 1:00 p.m. (A) two Business Days prior to any date of prepayment of such Term Loan if such Loan is then a Eurodollar Rate Loan and (B) on the date of prepayment of such Term Loan is such Loan is then a Base Rate Loan; (ii) any prepayment of a Term Loan shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, if less, the entire principal amount thereof then outstanding; and (iii) any partial prepayment of a Term Loan shall be applied to principal installments due thereunder in the inverse order of maturity and shall not relieve the Borrower’s obligation to make regularly scheduled principal payments thereunder. Each such notice shall specify the Term Loan being prepaid and the date and amount of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Term Loan that is a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.

(d)                                 Mandatory Prepayment of a Term Loan.

(i)                                     Excess Cash Flow.   No later than ten Business Days after the date on which the financial statements with respect to such fiscal year occurs are delivered pursuant to Section 6.01(a), commencing with the fiscal year of the Borrower ending on December 31, 2005, the Borrower shall make prepayments of the Term Loans in an aggregate principal amount equal to 50% of Excess Cash Flow for such fiscal year unless the Consolidated Leverage Ratio for the Test Period ending on the last day of such fiscal year is equal to or less than 2.00 to 1.00, in which case no such prepayment shall be required.

(ii)                                  Equity Offering.   Upon the issuance, sale or exchange of any Equity Interests of the Borrower, the Borrower shall prepay Term Loan B in an amount equal to one hundred percent (100%) of the Net Cash Proceeds of any such issuance, sale or exchange up to an aggregate amount applied to principal of $35,000,000. Any prepayment of Term Loan B required under this clause (ii), to the extent applied to principal, shall be applied by the Lender to the outstanding principal installments of Term Loan B in the inverse order of the maturity.

(iii)                               Asset Sales.   Not later than three Business Days following the receipt of any Net Cash Proceeds of any Asset Sale (other that Asset Sales permitted under Section 7.05(b) or 7.05(d)) by the Borrower or any of its Subsidiaries, the Borrower shall prepay the Term Loans in an amount equal to one hundred percent (100%) of such Net Cash Proceeds; provided that:

(A)                              so long as no Default shall then exist or would arise therefrom, such proceeds up to a maximum of $500,000 per Asset Sale (or series of related Asset Sales) and $1,500,000 in the aggregate for all such Asset Sales over the term of this Agreement shall not be required to be so applied on such date so long as (x) the Borrower shall have delivered to the Lender a certificate executed by a Responsible Officer of the Borrower on or prior to such date stating that such proceeds are expected to be used, no later than one 365 days following the date of receipt of such proceeds, to acquire fixed or capital assets in replacement of the disposed assets (the “Replacement Assets”), (y) the Borrower or any Subsidiary Guarantor shall have entered into a commitment to purchase the Replacement Assets within 270 days of receipt of such proceeds, and (z) the acquisition of such Replacement Assets is consummated within 365 days of receipt of such proceeds; provided that if the property subject to such Asset Sale constituted Collateral under the Security Documents, then all property purchased with the Net Cash Proceeds thereof pursuant to this subsection shall be made subject to the Lien of the applicable Security Documents in favor of the Collateral Agent, for its benefit and for the benefit of the other Secured Parties in accordance with Sections 6.12 and 6.16; and

(B)                                if any portion of such Net Cash Proceeds shall not be so applied within such 365-day period, such unused portion shall be applied on the last day of such period as a mandatory prepayment of the Term Loans as provided in Section 2.04(d)(v).

(iv)                              Casualty Events.   Not later than three Business Days following the receipt of any Net Cash Proceeds from a Casualty Event by the Borrower or any of its Subsidiaries, the Borrower shall prepay the Term Loans in an amount equal to one hundred percent (100%) of such Net Cash Proceeds; provided that:

(A)                              so long as no Default shall then exist or arise therefrom, such proceeds up to a maximum of $500,000 in any fiscal year and $1,500,000 in the aggregate over the term of this Agreement shall not be required to be so applied on such date so long as the Borrower shall have delivered to the Lender a certificate executed by a Responsible Officer of the Borrower on or prior to such date stating that such proceeds are expected to be used, no later than 365 days following the date of receipt of such proceeds, to repair, replace or restore any property in respect of which such Net Cash Proceeds were paid, and (y) the repair, replacement or restoration of such property is completed within such 365-day period; provided that if the property subject to such Casualty Event constituted Collateral under the Security Documents, then all property purchased with the Net Cash Proceeds thereof pursuant to this subsection shall be made subject to the Lien of the applicable Security Documents in favor of the Collateral Agent, for its benefit and for the benefit of the other Secured Parties in accordance with Sections 6.12 and 6.16; and

(B)                                if any portion of such Net Cash Proceeds shall not be so applied within such 365-day period, such unused portion shall be applied on the last day of such period as a mandatory prepayment of the Term Loans as provided in Section 2.04(d)(v).

(v)                                 Application of Prepayments.   Any prepayment of the Term Loans required under clauses (i), (iii) or (iv) of this subsection (d), to the extent applied to principal, shall be applied by the Lender first to Term Loan B (100% to the outstanding principal installments of Term Loan B in the inverse order of the maturity thereof until paid in full), and second, to the Term Loan A (100% to the outstanding principal installments of Term Loan A in the inverse order of the maturity thereof).

(e)                                  Accelerated Maturity of Term Loan B.   In accordance with Section 6.10, the Borrower acknowledges the Lender’s intention to conduct after the Closing Date a field examination of the accounts receivable and inventory of the Borrower and its Subsidiaries, all at the sole cost and expense of the Borrower (the “Post Closing Examination”). If, for any reason, the results of the Post Closing Examination are unsatisfactory to the Lender in its sole discretion, the Borrower acknowledges and agrees that the Lender shall have the right, in its sole discretion, to accelerate the Maturity Date of Term Loan B to the later to occur of (i) June 30, 2005, or (ii) sixty days after the Lender’s notice to the Borrower that it has received the results of such Post Closing Examination and that such results are not satisfactory.

2.05                        Termination or Reduction of Commitment.   The Borrower may, upon notice to the Lender, terminate the Commitment, or from time to time permanently reduce the Commitment; provided that (i) any such notice shall be received by the Lender not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $2,500,000 or any whole multiple of $500,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the Commitment if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Commitment, and (iv) if, after giving effect to any reduction of the Commitment, the Letter of Credit Sublimit exceeds the amount of the Commitment, such Sublimit shall be automatically reduced by the amount of such excess.  All fees accrued until the effective date of any termination of the Commitment shall be paid on the effective date of such termination.

2.06                        Repayment of Loans.

(a)                                  The Borrower shall repay to the Lender on the Maturity Date of the Commitment the aggregate principal amount of the Committed Revolving Loans outstanding on such date.

(b)                                 If not sooner paid, the Borrower shall repay to the Lender the principal amount of each Term Loan in accordance with the applicable Term Loan Note.

2.07                        Interest; Pricing Flex; Required Interest Rate Hedge.

(a)                                  Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)                                 (i)                                     If any amount of principal of any Loan is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)                                  If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Lender, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)                               At the option of the Lender, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv)                              Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)                                  Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d)                                 Notwithstanding anything herein to the contrary, unless (i) Term Loan B is repaid in full on or before the Anticipated Term Loan B Prepayment Date, or (ii) the Lender is able to assign or participate a proportionate part of the Commitment and outstanding Loans in an amount not less than $35,000,000 to a financial institution acceptable to the Lender, effective on the Anticipated Term Loan B Prepayment Date, the Applicable Rate for all Loans at all Pricing Levels shall automatically increase, without notice to or consent of the Borrower, by .25% per annum above the interest rate otherwise applicable thereto. In addition, unless either of the conditions set forth in clause (i) or (ii) above has been satisfied, on the four month and the six month anniversary dates of the Anticipated Term Loan B Prepayment Date, the Applicable Rate for all Loans at all Pricing Levels shall again automatically increase, without notice to or consent of the Borrower, by .25% each (or .50% in total) above the interest rate otherwise applicable thereto.

(e)                                  The Borrower shall be required to hedge the floating interest expense of Term Loan A for the full term thereof by maintaining or more Swap Contracts with the Lender (or with another financial institution approved by the Lender in writing), in an aggregate notional amount of $20,000,000, with the Borrower making fixed rate payments and receiving floating rate payments to offset changes in the variable interest expenses of Term Loan A, all upon such terms and subject to such conditions as shall be acceptable to the Lender. The Borrower acknowledges and affirms its election to enter into a Swap Contract with the Lender for the purposes described above.

2.08                        Fees.   In addition to certain fees and charges described in subsection (h) of Section 2.03:

(a)                                  Commitment Fee for Committed Revolving Loan.   With respect to the Commitment, the Borrower shall pay to the Lender a commitment fee equal to the 0.25% per annum times the actual daily amount by which the Commitment exceeds the Total Outstandings. Such commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date.  The commitment fee due under this subsection (a) shall be calculated quarterly in arrears.

(b)                                 Commitment Fee for Term Loan A.   With respect to Term Loan A, the Borrower shall pay to the Lender a commitment fee equal to $200,000. Such commitment fee shall be due and payable on the date this Agreement is executed by the parties hereto and shall be fully earned when paid and not refundable for any reason whatsoever (it being expressly acknowledged that the Borrower has paid to the Lender $25,000 of such fee, which shall be credited against such amount due and payable on the date of this Agreement).

(c)                                  Initial Commitment Fee for Term Loan B.   With respect to Term Loan B, the Borrower shall pay to the Lender a commitment fee equal to $212,500. Such commitment fee shall be due and payable on the date this Agreement is executed by the parties hereto and shall be fully earned when paid and not refundable for any reason whatsoever.

(d)                                 Additional Commitment Fee for Term Loan B.   With respect to Term Loan B, in the event Term Loan B is not repaid in full on or before the Anticipated Term Loan B Prepayment Date, the Borrower shall pay to the Lender an additional commitment fee equal to $312,500. Such additional commitment fee shall be due and payable on the Anticipated Term Loan B Prepayment Date (assuming Term Loan has not been repaid in full) and shall be fully earned when paid and not refundable for any reason whatsoever.

2.09                        Computation of Interest and Fees.   All computations of interest for Base Rate Loans when the Base Rate is determined by the Lender’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day.  Each determination by the Lender of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.10                        Evidence of Debt.

The Credit Extensions made by the Lender shall be evidenced by, in addition to this Agreement, the Notes applicable thereto and one or more accounts or records maintained by the Lender in the ordinary course of business.  The accounts or records maintained by the Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lender to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.

2.11                        Method of Payment, Direct Debits, Payment Date Adjustments, Application of Payments.

(a)                                  Method of Payment.   All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made the Lender, for the account of the Lender to which such payment is at the Lender’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  All payments received by the Lender after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue; provided that any payments effected by automatic debit to an account of the Borrower that is cleared overnight shall be deemed to have been timely paid.

(b)                                 Direct Debits.   Notwithstanding subsection (a) above, the Borrower hereby agree that the Lender may directly debit any demand deposit account of any Loan Party held by the Lender for any amount due and payable under this Agreement or any other Loan Document, including, without limitation, principal, interest, fees and charges, provided that the Lender shall only debit the Borrower’s main operating concentration account maintained with the Lender so long as amounts contained therein are sufficient to pay such amount or amounts then due and payable.

(c)                                  Payment Date Adjustments.   Whenever any payment of principal of, or interest on, any Base Rate Loan shall be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day. Whenever any payment of principal of, or interest on, any Eurodollar Rate Loan shall be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day unless such Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest and fees thereon shall be payable for such extended time.

(d)                                 Application of Payments.   All payments (including prepayments) by or on behalf of the Borrower hereunder and under any other Loan Document shall be applied first to the payment of all fees, expenses and other amounts due to the Lender (excluding principal and interest), then to accrued interest, and the balance on account of outstanding principal; provided, however, that after the occurrence of an Event of Default, payments will be applied to the Obligations in such manner and order of priority as the Lender determines in its sole discretion.

2.12                        All Loans and Letters of Credit to Constitute One Obligation.

The Loans and Letters of Credit shall constitute one general Obligation of the Borrower and shall be secured by the Lender’s Lien upon all of the Collateral.

ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01                        Taxes.

(a)                                  Payments Free of Taxes.   Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)                                 Payment of Other Taxes by the Borrower.   Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)                                  Indemnification by the Borrower.   The Borrower shall indemnify the Lender and the L/C Issuer, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender or the L/C Issuer, shall be conclusive absent manifest error.

(d)                                 Evidence of Payments.   As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(e)                                  Treatment of Certain Refunds.   If the Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Lender or the L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender or the L/C Issuer in the event the Lender or the L/C Issuer is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require the Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

3.02                        Illegality.   If the Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of the Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by the Lender to the Borrower, any obligation of the Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until the Lender notifies the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower shall, upon demand from the Lender, prepay or, if applicable, convert all

Eurodollar Rate Loans of the Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if the Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if the Lender may not lawfully continue to maintain such Eurodollar Rate Loans.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03                        Inability to Determine Rates.   If the Lender determines that for any reason in connection with any request for a Eurodollar Rate Loan or any request for a conversion to or continuation thereof or a continuation of a Term Loan as a Eurodollar Rate Loan that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed or existing Eurodollar Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed or existing Eurodollar Rate Loan does not adequately and fairly reflect the cost to the Lender of funding or continuing such Loan, the Lender will promptly so notify the Borrower.  Thereafter, the obligation of the Lender to make or maintain Eurodollar Rate Loans shall be suspended until the Lender revokes such notice.  Upon receipt of such notice, (a) the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein, and (b) each Term Loan shall be automatically converted, without notice, on the last Business Day of the then current Interest Period applicable thereto, to a Base Rate Loan.

3.04                        Increased Costs.

(a)                                  Increased Costs Generally.   If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Lender (except any reserve requirement contemplated by Section 3.04(e)) or the L/C Issuer;

(ii)                                  subject the Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to the Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by the Lender or the L/C Issuer); or

(iii)                               impose on the Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by the Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to the Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to the Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by the Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of the

Lender or the L/C Issuer, the Borrower will pay to the Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate the Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)                                 Capital Requirements.   If the Lender or the L/C Issuer determines that any Change in Law affecting the Lender or the L/C Issuer or any Lending Office of the Lender or the Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on the Lender’s or the L/C Issuer’s capital or on the capital of the Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments, the Loans, or the Letters of Credit, to a level below that which the Lender or the L/C Issuer or the Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s or the L/C Issuer’s policies and the policies of the Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to the Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate the Lender or the L/C Issuer or the Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c)                                  Certificates for Reimbursement.   A certificate of the Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate the Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay the Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                                 Delay in Requests.   Failure or delay on the part of the Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of the Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate the Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that the Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05                        Compensation for Losses.   Upon demand of the Lender from time to time, the Borrower shall promptly compensate the Lender for and hold the Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)                                  any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b)                                 any failure by the Borrower (for a reason other than the failure of such the Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrower shall also pay any customary administrative fees charged by the Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lender under this Section 3.05, each the Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06                        Mitigation Obligations.

If the Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to the Lender or any Governmental Authority for the account of the Lender pursuant to Section 3.01, or if the Lender gives a notice pursuant to Section 3.02, then the Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of the Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by the Lender in connection with any such designation or assignment.

3.07                        Survival.   All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV.
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01                        Conditions of Initial Credit Extension.   The obligation of the Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)                                  The Lender’s receipt of the following, each of which shall be originals or facsimile transmissions (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Lender:

(i)                                     executed counterparts of this Agreement, the Security Agreement, the Swap Contract relating to Term Loan A and the Perfection Certificate;

(ii)                                  the Notes executed by the Borrower in favor of the Lender;

(iii)                               such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Lender may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iv)                              such documents and certifications as the Lender may reasonably require to evidence that each Loan Party is duly organized or formed, and that each of the Borrower and the Subsidiary Guarantors is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(v)                                 a favorable opinion of Jones Day, counsel to the Loan Parties, addressed to the Lender, as to the matters concerning the Loan Parties and the Loan Documents as the Lender may reasonably request;

(vi)                              a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(vii)                           a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(viii)                        all certificates, agreements or instruments representing or evidencing the Securities Collateral (as such term is defined in the Security Agreement) accompanied by instruments of transfer and stock powers undated and endorsed, by an effective endorsement, in blank;

(ix)                                all other certificates, agreements, including control agreements, or instruments necessary to perfect the Collateral Agent’s security interest in all Chattel Paper, all Instruments, all Deposit Accounts (other than petty cash accounts not exceeding $50,000 in aggregate cash balances at any time outstanding) and all Investment Property of each Loan Party (as each such term is defined in the Security Agreement and to the extent required by the Security Agreement);

(x)                                   UCC financing statements in appropriate form for filing under the UCC, intellectual property documents in appropriate form for filing with the United States Patent and Trademark Office and United States Copyright Office or equivalent foreign office and such other documents under applicable Law in each jurisdiction as may be necessary or appropriate or, in the opinion of the Collateral Agent, desirable to perfect the Liens created, or purported to be created, by the Security Documents;

(xi)                                certified copies of UCC, United States Patent and Trademark Office and United States Copyright Office, tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents that name any Loan Party as debtor and that are filed in those state and county jurisdictions in which any property of any Loan Party is located and the state and county jurisdictions in which any Loan Party is organized or maintains its principal place of business and such other searches that the Collateral Agent deems necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the Security Documents (other than Liens permitted under Section 7.01);

(xii)                             with respect to each location set forth on Schedule 4.01(a)(xii), a Landlord Access Agreement or Bailee Letter, as applicable; provided that no such Landlord Access Agreement or Bailee Letter shall be required with respect to any real property that could not be obtained after the Loan Party that is the lessee or owner of the inventory stored with the applicable landlord or bailee thereof shall have used all commercially reasonable efforts to do so;

(xiii)                          evidence acceptable to the Collateral Agent of payment or arrangements for payment by the Loan Parties of all applicable recording taxes, fees, charges, costs and expenses required for the recording of the Security Documents; and

(xiv)                         a copy of, or a certificate as to coverage under, the insurance policies required by Section 6.07 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable) and shall name the Collateral Agent, on behalf of the Secured Parties, as additional insured, in form and substance reasonably satisfactory to the Collateral Agent.

(b)                                 With respect to the Acquisition, the Lender shall have reviewed, and be reasonably satisfied with, the final terms and conditions of the Acquisition Agreement and all documents related thereto and the Acquisition shall be consummated on the date hereof in all material respects in accordance with the terms hereof and of the Acquisition Agreement (as so reviewed and approved by the Lender), without waiver or amendment of any such terms that has not been previously approved by the Lender unless and to the extent that any such waiver or amendment could not reasonably be deemed to be materially adverse to the interests of the Lender.

(c)                                  The Lender shall have reviewed, and be reasonably satisfied with:

(i)                                     the Borrower’s calculation of Consolidated EBITDA for the Test Period ending on the first fiscal quarter end of the Borrower in 2005 on a Pro Forma combined basis (after giving effect to the Borrower’s acquisition of the Target and of Telic), which Pro Forma Consolidated EBITDA shall be in an amount of not less than $18,900,000; and

(ii)                                  the Borrower’s calculation of the Consolidated Fixed Charge Coverage Ratio for the Test Period ending on the first fiscal quarter end of the Borrower in 2005 on a Pro Forma combined basis (after giving effect to the Borrower’s acquisition of the Target and of Telic), which Pro Forma Consolidated Fixed Charge Coverage Ratio shall not be less than 1.15-to-1.00.

(d)                                 The total purchase price to be paid by Borrower to acquire the shares of Target under the Acquisition Agreement shall not exceed $60,000,000 (exclusive of adjustments in an amount not in excess of $500,000).

(e)                                  The Closing Date shall occur on or prior to May 31, 2005.

(f)                                    Any fees required to be paid on or before the Closing Date shall have been paid.

(g)                                 Unless waived by the Lender, the Borrower shall have paid all fees, charges and disbursements of counsel to the Lender to the extent invoiced in reasonable detail prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Lender).

The Borrower and the Lender acknowledge and agree that the Existing Credit Agreement shall be deemed terminated and of no further force and effect immediately upon the execution and delivery of this Agreement by the parties hereto, except that the Lender shall continue to be entitled to the benefits of Article IV (subject to the limitations in Section 4.7) and Sections 11.1, 12.1, 12.2 and 12.9 of the Existing Credit Agreement in accordance with the terms thereof.

4.02                        Conditions to all Credit Extensions.   The obligation of the Lender to honor any Request for Credit Extension (other than a Committed Revolving Loan Notice requesting only a conversion of Committed Revolving Loans to the other Type or a continuation of Committed Revolving Loans as Eurodollar Rate Loans) or make a Term Loan is subject to the following conditions precedent:

(a)                                  The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b)                                 No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)                                  The Lender and, if applicable, the L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Revolving Loan Notice requesting only a conversion of Committed Revolving Loans to the other Type or a continuation of Committed Revolving Loans as Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Lender, the L/C Issuer and the Collateral Agent (with reference to the Loan Party or Loan Parties being references thereto after giving effect to the Acquisition) that:

5.01                        Existence, Qualification and Power; Compliance with Laws.   Each Loan Party (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02                        Authorization; No Contravention.   The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.  Each Loan Party is in compliance with all Contractual Obligations referred to in clause (b)(i), except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.03                        Governmental Authorization; Other Consents.   No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person (except as could not reasonably be expected to have a Material Adverse Effect) is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document (other than UCC and other filings in respect of the Collateral contemplated by this Agreement and the other Loan Documents).

5.04                        Binding Effect.   This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as enforceability thereof may be limited by applicable Debtor Relief Laws and general principles of equity, whether considered at law or in equity.

5.05                        Financial Statements; No Material Adverse Effect; No Internal Control Event.

(a)                                  The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b)                                 The unaudited consolidated and consolidating balance sheets of the Borrower and its Subsidiaries dated April 2, 2005, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.  Schedule 5.05 sets forth all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date of such financial statements, including liabilities for taxes, material commitments and Indebtedness.

(c)                                  Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d)                                 Since the date of the Audited Financial Statements, no Internal Control Event has occurred.

(e)                                  The consolidated and consolidating forecasted balance sheet and statements of income and cash flows of the Borrower and its Subsidiaries delivered pursuant to Section 6.01(c) for the fiscal year of the Borrower ending on December 31, 2005 were prepared in good faith on the basis of the assumptions stated therein, which assumptions were considered by management of the Borrower to be reasonable at the time prepared in light of the conditions existing at such time.

5.06                        Litigation.   There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) except as specifically disclosed in Schedule 5.06, either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

5.07                        No Default.   Neither the Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08                        Ownership of Property; Liens.   Each of the Borrower and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all of its properties and other assets, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The properties and other assets of the Borrower and its Subsidiaries are subject to no Liens, other than Liens permitted by Section 7.01 and Liens permitted by the Security Documents.

5.09                        Environmental Compliance.   Except as specifically disclosed in Schedule 5.09, the Borrower and its Subsidiaries are in compliance with Environmental Laws and there are no claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, except in each case as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10                        Insurance.   The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

5.11                        Taxes.   The Borrower and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.  Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement.

5.12                        ERISA Compliance.

(a)                                  Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws.  Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification.  The Borrower and each ERISA Affiliate have made all contributions required under Section 412 of the Code and Section 302(e) of ERISA to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)                                 There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)                                  (i)  No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability in excess of $250,000; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that would be subject to Sections 4069 or 4212(c) of ERISA.

5.13                        Subsidiaries; Equity Interests.   As of the Closing Date, the Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens.  The Borrower has no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13.  All of the outstanding Equity Interests in the Borrower have been validly issued and are fully paid and nonassessable.

5.14                        Margin Regulations; Investment Company Act; Public Utility Holding Company Act.

(a)                                  The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b)                                 None of the Borrower, any Person Controlling the Borrower, or any Subsidiary (i) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15                        Disclosure.   The Borrower has disclosed to the Lender all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other factual information furnished (whether in writing or orally by a Responsible Officer) by or on behalf of any Loan Party to the Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to any projected or forward looking financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.16                        Compliance with Laws.   Each of the Borrower and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17                        Intellectual Property.   (a)     Each Loan Party owns, or is licensed to use, all Intellectual Property necessary for or useful in the conduct of its business as currently conducted, except for those the failure of which to own or license, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  Except as set forth on Schedule 5.17, no material claim has been asserted and is pending by any person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Loan Party know of any valid basis for any such claim.  The use of such Intellectual Property by each Loan Party does not infringe the rights of any person, except for such claims and infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)                                 Except pursuant to licenses and other user agreements entered into by each Loan Party in the ordinary course of business that are listed in Schedules 13(a) and 13(b) to the Perfection Certificate, on and as of the date hereof (i) each Loan Party owns and possesses the right to use, and has done nothing to authorize or enable any other person to use, any Copyright, Patent or Trademark (as such terms are defined in the Security Agreement) listed in Schedules 13(a) and 13(b) to the Perfection Certificate or any other Intellectual Property used or useful in the conduct of its business as presently conducted and (ii) all registrations listed in Schedules 13(a) and 13(b) to the Perfection Certificate are valid and in full force and effect.

(c)                                  To each Loan Party’s knowledge, on and as of the date hereof, except as set forth on Schedule 5.17, (i) there is no material violation by others of any right of such Loan Party with respect to any Copyright, Patent or Trademark listed in Schedules 13(a) and 13(b) to the Perfection Certificate or any other Intellectual Property pledged by it under the name of such Loan Party, (ii) such Loan Party is not infringing upon, misappropriating or violating any Copyright, Patent, Trademark or other Intellectual Property of any person other than such infringement, misappropriation or violation that, individually or in the aggregate, could not reasonably be expected to materially adversely affect the value or utility of the Intellectual Property or any portion thereof material to the use and operation of the Collateral, and (iii) no proceedings have been instituted or are pending against such Loan Party or threatened, and no claim against such Loan Party has been received by such Loan Party, alleging any such violation, except as may be set forth in Schedule 5.17.

5.18                        Solvency.   The Borrower is and shall at all times continue to (a) have capital sufficient to carry on its business and transactions and (b) be able to pay its debts as they mature.

5.19                        Security Documents.   (a)    The Security Documents are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral and, when (i) financing statements and other filings in appropriate form are filed in the offices specified on Schedule 6 to the Perfection Certificate and (ii) upon the taking of possession or control by the Collateral Agent of the

Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by each Security Agreement), the Liens created by the Security Documents shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in the Collateral (other than such Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Liens permitted under Section 7.01.

(b)                                 When (i) the Security Agreement or a short form thereof is filed in the United States Patent and Trademark Office and the United States Copyright Office, and (ii) with respect to the Intellectual Property Collateral (as defined in such Security Agreement) other than copyrights and copyright registrations, financing statements in appropriate form are filed in the offices specified on Schedule 6 to the Perfection Certificate, the Liens created by such Security Agreement shall constitute (or continue to constitute, as the case may be) fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in the Intellectual Property Collateral (as defined in such Security Agreement), in each case subject to no Liens (other than Liens permitted under Section 7.01) or adverse claims.

(c)                                  Each Security Document delivered pursuant to Sections 6.12 and 6.16 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Collateral thereunder, and when all appropriate filings or recordings are made in the offices identified in Schedule 6 to the Perfection Certificate and as may otherwise be required under applicable law, such Security Document will constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral, to the extent perfection can be obtained by filing UCC financing statements, other than with respect to Intellectual Property, in which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document in the United States Patent and Trademark Office or the United States Copyright Office or equivalent foreign office, as applicable, in each case subject to no Liens other than Liens permitted under Section 7.01.

5.20                        Acquisition Documents; Representations and Warranties in Acquisition Agreement.   (a)                                              Schedule 5.20 lists (i) each exhibit, schedule, annex or other attachment to the Acquisition Agreement and (ii) each agreement, certificate, instrument, letter or other document contemplated by the Acquisition Agreement or any item referred to in clause (i) to be entered into, executed or delivered or to become effective in connection with the Acquisition or otherwise entered into, executed or delivered in connection with the Acquisition.  The Lender have been furnished true and complete copies of each Acquisition Document to the extent executed and delivered on or prior to the Closing Date.

(b)                                 All representations and warranties of the Borrower set forth in the Acquisition Agreement were true and correct in all material respects as of the time such representations and warranties were made and shall be true and correct in all material respects as of the Closing Date as if such representations and warranties were made on and as of such date, unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.

ARTICLE VI.
AFFIRMATIVE COVENANTS

So long as the Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent obligations for which no claim have been asserted), or any Letter of Credit shall remain outstanding, each Loan Party shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each of its Subsidiaries to:

6.01                        Financial Statements.   Deliver to the Lender, in form and detail satisfactory to the Lender:

(a)                                  as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower (but no later than the date on which the Borrower is required to file a Form 10-K under the Exchange Act), a consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all prepared in accordance with Regulation S-X under the Securities Act and accompanied by (i) a report and opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Lender, which report and opinion shall be prepared in accordance with GAAP and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit and (ii) if applicable, an attestation report of such Registered Public Accounting Firm as to the Borrower’s internal controls pursuant to Section 404 of Sarbanes-Oxley expressing a conclusion to which the Lender do not object, and such consolidating statements to be certified by a Responsible Officer of the Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Borrower and its Subsidiaries; and

(b)                                 as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (but no later than the date on which Borrower is required to file a Form 10-Q under the Exchange Act), commencing with the fiscal quarter ended April 2, 2005, (i) a consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all prepared in accordance with Regulation S-X under the Securities Act and accompanied by a certificate of a Responsible Officer of the Borrower stating that such consolidated statements fairly present the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes, and that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Borrower and its Subsidiaries.

(c)                                  as soon as available, but in any event within 45 days after the end of each of the each fiscal quarter of each fiscal year of the Borrower, a detailed, aged trial balance of all of the accounts receivable of Borrower and its Subsidiaries existing as of the last day of such fiscal quarter, specifying the names, addresses, face value, dates of invoices and due dates for each account debtor obligated on an account receivable so listed, together with a funded/unfunded backlog report in form and substance satisfactory to the Lender.

(d)                                 as soon as available, but in any event within 30 days prior to the end of each fiscal year of the Borrower (commencing with the fiscal year ended December 31, 2005), financial and operating budgets and projections of the Borrower and its Subsidiaries for the immediately following fiscal year, broken out on a quarterly basis, including without limitation, income statements, balance sheets and statements of cash flows.

As to any information contained in materials furnished pursuant to Section 6.02, the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

6.02                        Certificates; Other Information.   Deliver to the Lender, in form and detail satisfactory to the Lender:

(a)                                  concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of a Responsible Officer of the Borrower setting forth the information required pursuant to the Perfection Certificate Supplement, but only if there has been a material change in such information since the date of the Perfection Certificate or latest Perfection Certificate Supplement;

(b)                                 concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

(c)                                  promptly after any request by the Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them; and

(d)                                 promptly, such additional information regarding the business, financial or corporate affairs of any Loan Party, or compliance with the terms of the Loan Documents, as the Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which the Lender has access; provided that: (i) the Borrower shall deliver paper copies of such documents if requested by the Lender and (ii) the Borrower shall notify the Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Lender by electronic mail electronic versions (i.e., soft copies) of such documents.  Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Lender.

6.03                        Notices.   Promptly upon a Responsible Officer obtaining knowledge thereof, notify the Lender:

(a)                                  of the occurrence of any Default;

(b)                                 of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c)                                  of the occurrence of any ERISA Event;

(d)                                 of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary;

(e)                                  of the occurrence of any Internal Control Event;

(f)                                    of the occurrence of a Casualty Event in excess of $250,000; and

(g)                                 (i) the incurrence of any material Lien (other than Liens permitted under Section 7.01) on, or claim asserted against any of the Collateral or (ii) the occurrence of any other event which could reasonably be expected to materially affect the value of the Collateral.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth a reasonably detailed description of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04                        Payment of Obligations.   Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.05                        Preservation of Existence, Etc.   (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06                        Maintenance of Properties.   (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07                        Maintenance of Insurance.   (a)                         Keep its insurable property adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations, including insurance with respect to properties material to the business of the Loan Parties against such casualties and contingencies and of such types and in such amounts with such deductibles as is customary in the case of similar businesses operating in the same or similar locations, including (i) physical hazard insurance on an “all risk” basis, (ii) commercial general liability against claims for bodily injury, death or property damage covering any and all insurable claims, (iii) explosion insurance in respect of any boilers, machinery or similar apparatus constituting Collateral, (iv) business interruption insurance, (v) worker’s compensation insurance and such other insurance as may be required by any Law and (vi) such other insurance against risks as the Lender may from time to time require (such policies to be in such form and amounts and having such coverage as may be reasonably satisfactory to the Lender and the Collateral Agent); provided that with respect to physical hazard insurance, neither the Collateral Agent nor the applicable Loan Party shall agree to the adjustment of any claim thereunder without the consent of the other (such consent not to be unreasonably withheld or delayed); provided, further, that (x) so long as no Event of Default shall have occurred and be continuing at such time, no consent of the Lender shall be required for claims which do not exceed $150,000 in the aggregate over the term of this Agreement, and (y) no consent of any Loan Party shall be required during an Event of Default.

(b)                                 All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by the Collateral Agent of written notice thereof, (ii) name the Collateral Agent as additional insured on behalf of the Secured Parties (in the case of liability insurance) or loss payee (in the case of property insurance), as applicable, pursuant to endorsements satisfactory to the Collateral Agent, (iii) if reasonably requested by the Collateral Agent and available to the Borrower on commercially reasonable terms, include a breach of warranty clause, (iv) contain a waiver of subrogation in favor of the Collateral Agent and (v) be reasonably satisfactory in all other respects to the Collateral Agent.

(c)                                  Notify the Collateral Agent immediately whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 6.07 is taken out by any Loan Party; and promptly deliver to the Collateral Agent a duplicate original copy of such policy or policies.

6.08                        Compliance with Laws.   Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09                        Books and Records.   (a)  Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.

6.10                        Inspection Rights.   Permit representatives and independent contractors of the Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Lender (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice; and provided further that any and all inspections will be conducted in accordance with government rules and regulations relating to confidentiality, security clearance and like provisions to the extent applicable to the business and properties of the Borrower and its Subsidiaries. Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, the Lender shall not make such inspections more frequently than once per calendar year and without material disruption to the Borrower and its Subsidiaries.

6.11                        Use of Proceeds.   Use the proceeds of the Credit Extensions (a) to finance in part the Acquisition, (b) to pay fees and expenses incurred in connection with the Acquisition and entering into this Credit Agreement, (c) to refinance existing Indebtedness owing to the Lender, and (d) for general corporate purposes not in contravention of any Law or of any Loan Document.

6.12                        Additional Collateral; Additional Guarantors.   (a)                                                                   Subject to this Section 6.12, with respect to any property acquired after the Closing Date by any Loan Party that is intended to be subject to the Lien created by any of the Security Documents but is not so subject, promptly (and in any event within 30 days after the acquisition thereof) (i) execute and deliver to the Lender and the Collateral Agent such amendments or supplements to the relevant Security Documents or such other documents as the Lender or the Collateral Agent shall deem necessary or advisable to grant to the Collateral Agent, for its benefit and for the benefit of the other Secured Parties, a Lien on such property subject to no Liens other than Liens permitted under Section 7.01, and (ii) take all actions necessary to cause such Lien to be duly perfected to the extent required by such Security Document in accordance with all applicable Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Collateral Agent and, if requested by the Collateral Agent pursuant to the Security Agreement, causing the Lien of the Collateral Agent to be noted on any certificate of title covering any Collateral. The Borrower shall otherwise take such actions and execute and/or deliver to the

Collateral Agent such documents as the Lender or the Collateral Agent shall require to confirm the validity, perfection and priority of the Lien of the Security Documents against such after-acquired property.

(b)                                 With respect to any person that is or becomes a Subsidiary after the Closing Date (including, but not limited to, the Target), promptly (and in any event within 30 days after such person becomes a Subsidiary) (i) deliver to the Collateral Agent the certificates, if any, representing all of the Equity Interests of such Subsidiary, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, and all intercompany notes owing from such Subsidiary to any Loan Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party, (ii) cause such new Subsidiary (A) to execute a Joinder Agreement or such comparable documentation to become a Subsidiary Guarantor and a joinder agreement to the applicable Security Agreement, substantially in the form annexed thereto or, in the case of a Foreign Subsidiary, execute a security agreement compatible with the laws of such Foreign Subsidiary’s jurisdiction in form and substance reasonably satisfactory to the Collateral Agent, (B) to take all actions necessary or advisable in the opinion of the Lender or the Collateral Agent to cause the Lien created by the applicable Security Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Lender or the Collateral Agent and (C) in the event any Subsidiary is a partnership or limited liability company, causing such partnership or limited liability company to elect to have its partnership or limited liability company interests treated as securities governed by Article 8 of the Uniform Commercial Code and (iii) comply with the applicable provisions of clause (c) of this Section 6.12 with respect to each real property owned in fee by such Subsidiary.  Notwithstanding the foregoing, no Foreign Subsidiary shall be required to take the actions specified in clause (i)-(iii) of this Section 6.12(b), to the extent that doing so would constitute an investment of earnings in United States property under Section 956 (or a successor provision) of the Code, which investment would or could reasonably be expected to trigger a material increase in the taxable income of a United States shareholder of such Subsidiary pursuant to Section 951 (or a successor provision) of the Code, as reasonably determined by the Borrower and the Collateral Agent; provided that this exception shall not apply to (A) Voting Stock of any Subsidiary which is a first-tier controlled foreign corporation (as defined in Section 957(a) of the Code) representing up to 65% of the total voting power of all outstanding Voting Stock of such Subsidiary and (B) any portion of the Equity Interests not constituting Voting Stock of any such Subsidiary, except that any such Equity Interests constituting “stock entitled to vote” within the meaning of Treasury Regulation Section 1.956-2(c)(2) shall be treated as Voting Stock for purposes of this Section 6.12(b).

(c)                                  Promptly grant to the Collateral Agent, within 60 days of the acquisition thereof, a security interest in and mortgage on each real property owned in fee by such Loan Party as is acquired by such Loan Party after the Closing Date, as additional security for the Obligations.  Such mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Lender and the Collateral Agent and shall constitute valid and enforceable perfected Liens subject only to Liens permitted under Section 7.01 and other Liens acceptable to the Collateral Agent.  The mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full.  Such Loan Party shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Lender or the Collateral Agent shall require to confirm the validity, perfection and priority of the Lien of any existing mortgage or new mortgage against such after-acquired real property (including a Title Policy, a Survey and local counsel opinion (in form and substance reasonably satisfactory to the Lender and the Collateral Agent) in respect of such mortgage).

6.13                        Collateral.   (a) Preserve the Collateral in normal operating condition and order, ordinary wear and tear excepted, and not permit it to be materially abused or misused, (b) not allow any of the Collateral to be affixed to real estate unless such affixed Collateral is subject to a first priority Lien in favor of the Lender or, if such real estate is leased by such Loan Party, is subject to a Landlord Access Agreement, (c) upon request of the Lender after the occurrence and during the continuance of an Event of Default, prepare to deliver all proceeds of the Collateral to the Lender immediately upon receipt in the identical form received without commingling with other property, and (d) allow the Lender at reasonable times, upon prior notice and as often as reasonably requested to inspect the Collateral and to inspect and copy all records relating to the Collateral, all at the Borrower’s sole cost and expense, but subject to the provisions of Section 6.10.

6.14                        Defend Collateral.   Defend the Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein and, in the event the Lender’s Lien in such Collateral, or any material part thereof, could reasonably be expected to be impaired by an adverse decision, allow the Lender to contest or defend any such claim or demand, at the sole cost of the Borrower, in the name of the relevant Loan Party and pay, upon demand, the Lender’s reasonable costs, charges and expenses, including, without limitation reasonable attorneys’ fees in connection therewith.

6.15                        Primary Operating Accounts.   Establish and maintain at all times after the date hereof all of its primary operating accounts with the Lender, except that the Loan Parties may establish and maintain petty cash accounts not exceeding $50,000 in aggregate cash balances at any time outstanding.

6.16                        Security Interests; Further Assurances.   Promptly, upon the reasonable request of the Collateral Agent or the Lender, at the Borrower’s expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by the Collateral Agent reasonably necessary or desirable for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except as permitted by the applicable Security Document, or obtain any consents or waivers as may be necessary or appropriate in connection therewith and shall take such other action as may be reasonably requested by the Collateral Agent.  Deliver or cause to be delivered to the Lender and the Collateral Agent from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to the Lender and the Collateral Agent as the Lender and the Collateral Agent shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Security Documents.  Upon the exercise by the Collateral Agent or the Lender of any power, right, privilege or remedy pursuant to any Loan Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority execute and deliver all applications, certifications, instruments and other documents and papers that the Collateral Agent or the Lender may require.

6.17                        Information Regarding Collateral.   (a)                               Not effect any change (i) in any Loan Party’s legal name, (ii) in the location of any Loan Party’s chief executive office, (iii) in any Loan Party’s identity or organizational structure, (iv) in any Loan Party’s Federal Taxpayer Identification Number or organizational identification number, if any, or (v) in any Loan Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction (except as otherwise provided hereunder)), until (A) it shall have given the Collateral Agent and the Lender not less than 30 days’ prior written notice (in the form of an Officers’ Certificate), or such lesser notice period agreed to by the Collateral Agent, clearly describing such change and providing such other information in connection therewith as the Collateral Agent or the Lender may reasonably request and (B) it shall have taken all action reasonably satisfactory to the Collateral Agent to maintain the perfection and priority of the security interest of the Collateral Agent for the benefit of the Secured Parties in the Collateral, if applicable.  Each Loan Party agrees to promptly provide the Collateral Agent with certified Organizational Documents reflecting any of the changes described in the preceding sentences.  Each Loan Party also agrees to promptly notify the Collateral Agent of any change in the location of any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral is located (including the establishment of any such new office or facility), other than (x) changes in the location of such Collateral to real property owned by a Loan Party or to leased property subject to a Landlord Access Agreement, and (y) changes in the location of inventory to the location of third party vendors of such Loan Party solely for the purpose of further processing, but only so long as the value of such inventory for all Loan Parties does not exceed $1,000,000 in the aggregate.

(b)                                 If required pursuant to Section 6.02(a), deliver to the Lender and the Collateral Agent a Perfection Certificate Supplement concurrently with the delivery of financial statements pursuant to Section 6.01(a).

ARTICLE VII.
NEGATIVE COVENANTS

So long as the Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent obligations for which no claim have been asserted), or any Letter of Credit shall remain outstanding, each Loan Party shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly:

7.01                        Liens.   Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)                                  Liens pursuant to any Loan Document;

(b)                                 Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);

(c)                                  Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)                                 carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e)                                  pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)                                    deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)                                 easements, rights-of-way, restrictions and other similar encumbrances affecting real property which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)                                 Liens securing judgments for the payment of money not constituting an Event of Default under Section 9.01(h); and

(i)                                     Liens securing Indebtedness permitted under Section 7.03(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value of the property being acquired on the date of acquisition.

7.02                        Investments.   Make any Investments, except:

(a)                                  Investments held by the Borrower or such Subsidiary Guarantor in the form of (i) prime commercial paper due within one (1) year from the date of purchase and payable in United States dollars, (ii) certificates of deposit in United States commercial banks (having capital resources in excess of $20,000,000.00) due within one (1) year from the date of purchase and payable in United States dollars, (iii) obligations of the United States government or any agency thereof, (iv) obligations guaranteed directly by the United States government, (v) repurchase agreements of United States commercial banks (having capital resources in excess of $20,000,000.00) for terms of less than one (1) year, (vi) eurodollar deposits with maturities of ninety (90) days or less, or (vii) investments in money market funds which at the time of investment are considered “Investment Grade” in accordance with the rating systems employed by either Moody’s Investors Service, Inc or Standard & Poor’s;

(b)                                 advances to officers, directors and employees of the Borrower and Subsidiaries in an aggregate amount not to exceed $50,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(c)                                  Investments (i) by the Borrower in any Subsidiary Guarantor, and (ii) by a Subsidiary Guarantor in another Subsidiary Guarantor; provided that any such Investment in the form of a loan or advance, if intended to be evidenced by an intercompany note, shall be evidenced by an intercompany note in form and substance reasonably satisfactory to the Lender, which note shall be pledged by such Loan Party as Collateral pursuant to the Security Documents;

(d)                                 Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e)                                  Guarantees permitted by Section 7.03;

(f)                                    the Acquisition;

(g)                                 so long as no Default shall have occurred and be continuing at the time of any such Investment or would result therefrom, Permitted Acquisitions;

(h)                                 deposits in connection with leases in the ordinary course of business;

(i)                                     Investments in securities of trade creditors or customers in the ordinary course of business and consistent with the Borrower’s or such Subsidiary’s past practices that are received in settlement of bona fide disputes or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(j)                                     Investments resulting from the consummation of the actions and transactions permitted under Section 7.04; and

(k)                                  Investments outstanding on the Closing Date and identified on Schedule 7.02.

7.03                        Indebtedness.   Create, incur, assume or suffer to exist any Indebtedness, except:

(a)                                  Indebtedness under the Loan Documents;

(b)                                 Indebtedness outstanding on the date hereof and listed on Schedule 7.03 and any refinancings, refundings, renewals or extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lender than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;

(c)                                  Guarantees of the Borrower or any Subsidiary Guarantor in respect of Indebtedness otherwise permitted hereunder of the Borrower or any Subsidiary Guarantor;

(d)                                 obligations (contingent or otherwise) of the Borrower or any Subsidiary Guarantor existing or arising under any Swap Contract with the Lender (or with another financial institution approved by the Lender in writing), provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e)                                  Indebtedness in respect of capital leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $2,500,000;

(f)                                    unsecured Indebtedness permitted by Section 7.02(c) so long as such Indebtedness is subordinated to the Obligations in accordance with the terms and conditions of the relevant intercompany note and Section 8.04(d);

(g)                                 Indebtedness in connection with the financing of insurance premiums in the ordinary course of business;

(h)                                 Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(i)                                     Indebtedness payable to suppliers and other trade creditors in the ordinary course of business on ordinary and customary trade terms and which is not past due by more than 90 days unless subject to a bona fide dispute;

(j)                                     the Telic Earn-Out Payments;

(k)                                  unsecured Subordinated Debt otherwise approved by the Lender in writing; and

(l)                                     other unsecured Indebtedness of the Borrower or any Subsidiaries in an aggregate amount for the Borrower and all of its Subsidiaries not to exceed $250,000 at any time outstanding.

7.04                        Fundamental Changes.   Except for the Acquisition, merge, dissolve, liquidate, consolidate with or into another Person, or dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a)                                  any Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiary; provided that when any Subsidiary Guarantor is merging with another Subsidiary that is not a Subsidiary Guarantor, the Subsidiary Guarantor shall be the continuing or surviving Person;

(b)                                 any Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary; provided that if the transferor in such a transaction is a Subsidiary Guarantor, then the transferee must either be the Borrower or another Subsidiary Guarantor; and

(c)                                  the Borrower or any Subsidiary Guarantor of Borrower may consummate a Permitted Acquisition.

7.05                        Asset Sales.   Effect any Asset Sale, or agree to effect any Asset Sale, except that the following shall be permitted:

(a)                                  dispositions of used, worn out, obsolete or surplus assets in the ordinary course of business and the abandonment or other disposition of Intellectual Property that is, in the reasonable judgment of the Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Borrower and its Subsidiaries taken as a whole;

(b)                                 dispositions of property by any Subsidiary to the Borrower or to a Subsidiary Guarantor;

(c)                                  Asset Sales permitted by Section 7.04;

(d)                                 non-exclusive licenses of Intellectual Property granted by any Loan Party in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Loan Parties;

(e)                                  and other Asset Sales, including without limitation any disposition of the Equity Interests of a Subsidiary, the aggregate consideration received in respect of which pursuant to this clause (g) shall not exceed $500,000 in the aggregate over the term of this Agreement and shall not exceed $250,000 with respect to any single Asset Sale; and

(f)                                    dispositions of property by any Subsidiary that is not a Subsidiary Guarantor to the Borrower or to another Subsidiary.

provided, however, that any disposition pursuant to clauses (a), (c), (d) or (e) shall be for fair market value.

7.06                        Restricted Payments.   Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or issue or sell any Equity Interests, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a)                                  each Subsidiary may make Restricted Payments to the Borrower or to a Subsidiary Guarantor that is such Subsidiary’s parent;

(b)                                 the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c)                                  the Borrower may issue and sell shares of its common stock so long as the net proceeds thereof are applied to the prepayment of the Term Loan B to the extent required under Section 2.04(d)(ii);

(d)                                 the Borrower may declare or pay cash dividends to its stockholders and purchase, redeem or otherwise acquire for cash Equity Interests issued by it, in each case only if the Consolidated Leverage Ratio is not greater than 2.50 to 1.00 after giving Pro Forma effect to such dividends as if such dividends were paid on the first day of the relevant period, provided that if the Consolidated Leverage Ratio would be greater than 2.50 to 1.00 after giving Pro Forma effect to such dividends as if such dividends were paid on the first day of the relevant period, the Borrower may declare or pay cash dividends to its stockholders and purchase, redeem or otherwise acquire for cash Equity Interests issued by it, but only in an aggregate amount not to exceed $20,000 in any fiscal year; and

(e)                                  the Borrower may purchase, redeem or otherwise acquire for cash during any fiscal year Equity Interests issued by it from cash proceeds it actually receives during such fiscal year from the sale of options to buy Equity Interests in the Borrower.

7.07                        Change in Nature of Business.   Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.

7.08                        Transactions with Affiliates.   Enter into, directly or indirectly, any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate other than on terms and conditions not materially less favorable (considered as a whole) to the Borrower or such Subsidiary as would reasonably be obtained by the Borrower or such Subsidiary at that time in a comparable arm’s-length transaction with a person other than an Affiliate, except (a) transactions between or among the Borrower and one or more Subsidiary Guarantors, and (b) reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements, in each case approved by the Board of Directors or a duly authorized committee thereof.

7.09                        Burdensome Agreements.   Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary Guarantor to make Restricted Payments to the Borrower or any other Subsidiary Guarantor or to otherwise transfer property to the Borrower or any Subsidiary Guarantor, (ii) of any Subsidiary Guarantor to Guarantee the Indebtedness of the Borrower or (iii) of the Borrower or any Subsidiary Guarantor to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit (A) any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.03(e) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness, or (B) restrictions existing under or by reason of (i) applicable law, (ii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest, (iii) customary provisions restricting assignment of any licensing agreement entered into in the ordinary course of business, (iv) any operating lease or capital lease, insofar as the provisions thereof limit grants of a security interest in, or other assignments of, the related leasehold interest to any other Person, (v) restrictions on the transfer of any asset pending the sale of such asset and (vi) customary provisions in partnership agreements, limited liability company organizational documents, joint venture agreements and other similar agreements entered into the ordinary course of business that restrict the transfer of capital stock in partnerships, limited liability companies, joint ventures or similar Persons; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

7.10                        Use of Proceeds.   Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11                        General Partner.   Become a general partner of any partnership.

7.12                        Financial Covenants.

(a)                                  Quarterly Consolidated EBITDA.   Permit Consolidated EBITDA for any full fiscal quarter, commencing with the fiscal quarter ending April 2, 2005, to be less than $3,750,000.

(b)                                 Consolidated Fixed Charge Coverage Ratio.   Permit the Consolidated Fixed Charge Coverage Ratio, for any Test Period ending during any period in the table set forth below, to be less than the ratio set forth opposite such period in the table below:

Test Period	Fixed Charge Coverage Ratio

Closing Date through and including the date immediately preceding the date of the Borrower’s second fiscal quarter end in 2006	1.15-to-1.00

The date of the Borrower’s second fiscal quarter end in 2006 and thereafter	1.25-to-1.00

(c)                                  Consolidated Leverage Ratio.  Permit the Consolidated Leverage Ratio, at any date during any period set forth in the table below, to exceed the ratio set forth opposite such period in the table below:

Test Period	Maximum Consolidated Leverage Ratio

Closing Date through and including December 30, 2005	3.50-to-1.00

December 31, 2005 through and including the date immediately preceding the date of the Borrower’s second fiscal quarter end in 2006	3.25-to-1.00

The date of the Borrower’s second fiscal quarter end in 2006 through and including the date immediately preceding the date of the Borrower’s second fiscal quarter end in 2007	3.00-to1.00

The date of the Borrower’s second fiscal quarter end in 2007 and thereafter	2.50-to-1.00

7.13                        Payment of Telic Earn-Out Payments.   Make any Telic Earn-Out Payment, except that, so long as no Default shall have occurred and be continuing at the time of any such payment or would result therefrom, the Borrower may make a Telic Earn-Out Payment (which together with all prior Telic Earn-Out Payments made by Borrower shall not exceed $4,000,000), but only if the Borrower is in compliance with the Consolidated Fixed Charge Coverage Ratio as of the Test Period ending on its fiscal quarter end immediately preceding the date of such payment on a pro forma basis to give effect to such payment as if made on the last day of such fiscal quarter end.

ARTICLE VIII.
GUARANTEE

8.01                     The Guarantee.   The Subsidiary Guarantors hereby, jointly and severally guarantee, each as a primary obligor and not merely as a surety, to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code) on the Loans made by the Lender to, and the Notes held by the Lender of, the Borrower, and the prompt payment and performance of all other Obligations from time to time owing to the Secured Parties by any Loan Party under any Loan Document in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”).  The Subsidiary Guarantors hereby jointly and severally agree that if the Borrower or other Subsidiary Guarantor(s) shall fail to pay and perform in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Subsidiary Guarantors will promptly pay the same in cash and/or perform the same, as the case may be, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

8.02                        Obligations Unconditional.   The obligations of the Subsidiary Guarantors under Section 8.01 shall constitute a guaranty of payment and to the fullest extent permitted by applicable Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the Borrower under this Agreement, the Notes, any of the other Loan Documents, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full or release by the Lender in accordance with the terms of the applicable Loan Documents).  Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Subsidiary Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i)                                     at any time or from time to time, without notice to the Subsidiary Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii)                                  any of the acts mentioned in any of the provisions of this Agreement or the Notes or any other Loan Document or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii)                               the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv)                              any Lien or security interest granted to, or in favor of, the Lender, the L/C Issuer or the Collateral Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or;

(v)                                 any modification, amendment, rescission, or waiver of, or consent to departure from, any of the Loan Documents or all or any of the Guaranteed Obligations (except to the extent any such Loan Document or Guaranteed Obligation is so modified or amended); or

(vi)                              the release of any other Subsidiary Guarantor.

Each Subsidiary Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrower under this Agreement, the Notes, any of the other Loan Documents, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed

Obligations.  Each Subsidiary Guarantor waives any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between the Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee.  This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by the Secured Parties, and the obligations and liabilities of the Subsidiary Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against the Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto.  This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Subsidiary Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Secured Parties, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.  To the extent permitted by applicable law, each Subsidiary Guarantor hereby expressly waives any and all suretyship defenses to which it might otherwise be entitled.

8.03                        Reinstatement.   The obligations of the Subsidiary Guarantors under this Article VIII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

8.04                        Subrogation; Rights of Reimbursement; Subordination.   (a)            Each Subsidiary Guarantor hereby agrees that until the indefeasible payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitment of the Lender under this Agreement and the Lender’s Swap Contract it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 8.01, whether by subrogation or otherwise, against the Borrower or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

(b)                                 If any payment is made by a Subsidiary Guarantor or from its property, such Subsidiary Guarantor shall be entitled, subject to and upon payment in full of the Obligations, (i) to demand and enforce reimbursement for the full amount of such payment from the Borrower and (ii) to demand and enforce contribution in respect of such payment from each other Subsidiary Guarantor that has not paid its fair share of such payment, as necessary to ensure that (after giving effect to any enforcement of reimbursement rights provided hereby) each Subsidiary Guarantor pays its fair share of the unreimbursed portion of such payment.  For this purpose, the “fair share” of each Subsidiary Guarantor as to any unreimbursed payment shall be determined based on an equitable apportionment of such unreimbursed payment among all Subsidiary Guarantors based on the relative value of their assets and any other equitable considerations deemed appropriate by a court of competent jurisdiction.

(c)                                  If and whenever (after payment in full of the Obligations and delivery of notification thereof to the Collateral Agent) any right of reimbursement or contribution becomes enforceable by any Subsidiary Guarantor against any other Subsidiary Guarantor under Section 8.04(b), such Subsidiary Guarantor shall be entitled, subject to and upon payment in full of the Obligations, to be subrogated (equally and ratably with all other Subsidiary Guarantors entitled to reimbursement or contribution from any other Subsidiary Guarantor as set forth in this Section 8.04) to any security interest that may then be held by the Collateral Agent upon any Collateral granted to it under the Security Documents.  Such right of subrogation shall be enforceable solely against the Subsidiary Guarantors, and not against the Collateral Agent or any other Secured Party, and neither the Collateral Agent nor any other Secured Party shall have any duty whatsoever to warrant, ensure or protect any such right of subrogation or to obtain, perfect, maintain, hold, enforce or retain any Collateral for any purpose related to any such right of subrogation.  If subrogation is demanded by any Subsidiary Guarantor, then (after payment in full in cash of the Obligations, the termination of the Commitment, the expiration or termination of the Lender’s Swap Contract and the discharge or cash collateralization (at 100% of the aggregate undrawn amount) of all outstanding Letters of Credit) the Collateral Agent shall deliver to the Subsidiary Guarantors making such demand, or to a representative of such Subsidiary Guarantors or of the Subsidiary Guarantors generally, an instrument reasonably satisfactory to the Collateral Agent transferring, on a quitclaim basis without any recourse, representation, warranty or obligation whatsoever, whatever security interest the Collateral Agent then may hold in whatever Collateral may then exist that was not previously released or disposed of by the Collateral Agent (provided that such Subsidiary Guarantors shall prepare and deliver the initial draft of such instrument to the Collateral Agent).

(d)                                 Any Indebtedness of any Subsidiary Guarantor permitted pursuant to Section 7.03(f) and all rights and claims arising under this Section 8.04 or based upon or relating to any other right of reimbursement, indemnification, contribution or subrogation that may at any time arise or exist in favor of any Subsidiary Guarantor as to any payment on account of the Obligations made by it or received or collected from its property shall be fully subordinated in all respects to the prior payment in full in cash of all of the Obligations, the termination of the Commitment, the termination or expiration of the Lender’s Swap Contract and the discharge or cash collateralization (at 100% of the aggregate undrawn amount) of all outstanding Letters of Credit.  Until payment in full in cash of the Obligations, the termination of the Commitment, the termination or expiration of the Lender’s Swap Contract and the discharge or cash collateralization (at 100% of the aggregate undrawn amount) of all outstanding Letters of Credit, no Subsidiary Guarantor shall demand or receive any collateral security or, upon and during the continuance of any Default or Event of Default, any payment or distribution whatsoever (whether in cash, property or securities or otherwise) on account of any such right or claim.  If any such payment or distribution is made or becomes available to any Subsidiary Guarantor in any bankruptcy case or receivership, insolvency or liquidation proceeding, such payment or distribution shall be delivered by the person making such payment or distribution directly to the Collateral Agent, for application to the payment of the Obligations.  If any such payment or distribution is received by any Subsidiary Guarantor, it shall be held by such Subsidiary Guarantor in trust, as trustee of an express trust for the benefit of the Secured Parties, and shall forthwith be transferred and delivered by such Subsidiary Guarantor to the Collateral Agent, in the exact form received and, if necessary, duly endorsed.

(e)                                  The obligations of the Subsidiary Guarantors under the Loan Documents, including their liability for the Obligations and the enforceability of the security interests granted thereby, are not contingent upon the validity, legality, enforceability, collectibility or sufficiency of any right of reimbursement, contribution or subrogation arising under this Section 8.04.  The invalidity, insufficiency, unenforceability or uncollectibility of any such right shall not in any respect diminish, affect or impair any such obligation or any other claim, interest, right or remedy at any time held by the Collateral Agent or any other Secured Party against any Subsidiary Guarantor or its property.  The Secured Parties make no representations or warranties in respect of any such right and shall have no duty to assure, protect, enforce or ensure any such right or otherwise relating to any such right.

(f)                                    Each Subsidiary Guarantor reserves any and all other rights of reimbursement, contribution or subrogation at any time available to it as against any other Subsidiary Guarantor, but (i) the exercise and enforcement of such rights shall be subject to Section 8.04(d) and (ii) neither the Collateral Agent nor any other Secured Party shall at any time have any duty or liability whatsoever in respect of any such right, except as provided in Section 8.04(c).

8.05                        Remedies.   The Subsidiary Guarantors jointly and severally agree that, as between the Subsidiary Guarantors and the Lender, the obligations of the Borrower under this Agreement and the Notes may be declared to be forthwith due and payable as provided in Article IX (and shall be deemed to have become automatically due and payable in the circumstances provided in said Article IX) for purposes of Section 8.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Subsidiary Guarantors for purposes of Section 8.01.

8.06                        Instrument for the Payment of Money.   Each Subsidiary Guarantor hereby acknowledges that the guarantee in this Article VIII constitutes an instrument for the payment of money, and consents and agrees that the Lender or the Collateral Agent, at its sole option, in the event of a dispute by such Subsidiary Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

8.07                        Continuing Guarantee.   The guarantee in this Article VIII is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

8.08                        General Limitation on Guaranteed Obligations.   In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Subsidiary Guarantor under Section 8.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 8.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Subsidiary Guarantor, any other Loan Party or any other person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

ARTICLE IX.
EVENTS OF DEFAULT AND REMEDIES

9.01                        Events of Default.   Any of the following shall constitute an Event of Default:

(a)                                  Non-Payment.   The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of or interest on any Loan or any L/C Obligation, or (ii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)                                 Specific Covenants.   Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.05, 6.10, 6.11, 6.12, 6.13, 6.15, 6.16 or 6.17 or Article VII; or

(c)                                  Other Defaults.   Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

(d)                                 Representations and Warranties.   Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)                                  Cross-Default.   (i) The Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f)                                    Insolvency Proceedings, Etc.   Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)                                 Inability to Pay Debts; Attachment.   (i) The Borrower or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 45 days after its issue or levy; or

(h)                                 Judgments.   There is entered against the Borrower or any Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)                                     ERISA.   (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)                                     Invalidity of Loan Documents.   Any Loan Document or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by any Loan Party or any other person, or by any Governmental Authority, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Loan Party shall repudiate or deny any portion of its liability or obligation for the Obligations other than in connection with a sale of the Equity Interests of a Subsidiary to the extent permitted hereunder;

(k)                                  Collateral Matters.   Any Security Document shall at any time after its execution and delivery and for any reason cease to create a valid and perfected first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in and to the property purported to be subject to such Security Document; provided, however, that the Lender’s failure to file any continuation or other financing statement which is required by law to be filed to continue the first priority perfected Lien of the Lender under any of the Security Documents shall not constitute an Event of Default hereunder;

(l)                                     Acquisition.   The Acquisition shall not have occurred on the Closing Date in accordance with the terms and conditions of the Acquisition Agreement; or

(m)                               Change of Control.   There occurs any Change of Control.

9.02                        Remedies Upon Event of Default.   If any Event of Default occurs and is continuing, the Lender may take any or all of the following actions:

(a)                                  declare the Commitment of the Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such Commitment and obligation shall be terminated;

(b)                                 declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)                                  require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)                                 exercise all rights and remedies available to it and the Lender under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of the Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Lender.

9.03                        Application of Funds.   After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02), the proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Collateral Agent of its remedies shall be applied, in full or in part, together with any other sums then held by the Collateral Agent pursuant to this Agreement, promptly by the Collateral Agent as follows:

(a)                                  First, to the payment of all reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization, including compensation to the Collateral Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Collateral Agent in connection therewith and all amounts for which the Collateral Agent is entitled to indemnification pursuant to the provisions of any Loan Document, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(b)                                 Second, to the payment of all other reasonable costs and expenses of such sale, collection or other realization including compensation to the other Secured Parties and their agents and counsel and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(c)                                  Third, without duplication of amounts applied pursuant to clauses (a) and (b) above, to the indefeasible payment in full in cash, pro rata, of interest, Letter of Credit Fees and other amounts constituting Obligations (other than principal and L/C Obligations) in each case equally and ratably in accordance with the respective amounts thereof then due and owing;

(d)                                 Fourth, to the indefeasible payment in full in cash, pro rata, of the principal amount of the Obligations (including Reimbursement Obligations);

(e)                                  Fifth, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

(f)                                    Sixth, the balance, if any, after all of the Obligations (other than contingent indemnity obligations for which no claim has been asserted) have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above. In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (e) of this Section 9.03, the Loan Parties shall remain liable, jointly and severally, for any deficiency.

ARTICLE X.
MISCELLANEOUS

10.01                 Amendments, Etc.   No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Lender and the Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

10.02                 Notices; Effectiveness; Electronic Communication.

(a)                                  Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)                                 Electronic Communications.   Notices and other communications to the Lender and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Lender. Unless the Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)                                  Change of Address, Etc.   Each party may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.

(d)                                 Reliance by the Lender and L/C Issuer.   The Lender and the L/C Issuer shall be entitled to rely and act upon any notices (including telephonic Committed Revolving Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Lender and the L/C Issuer and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Responsible Officer of the Borrower.  All telephonic notices to and other telephonic communications with the Lender may be recorded by the Lender, and each of the parties hereto hereby consents to such recording.

10.03                 No Waiver; Cumulative Remedies.   No failure by the Lender to exercise, and no delay in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04                 Expenses; Indemnity; Damage Waiver.

(a)                                  Costs and Expenses.  The Loan Parties agree, jointly and severally, to pay (i) all reasonable out-of-pocket expenses incurred by the Lender and its Affiliates (including the reasonable fees, charges and disbursements of counsel), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel), and shall pay all fees and time charges for attorneys who may be employees of the Lender or the L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)                                 Indemnification by the Borrower.   The Loan Parties agree, jointly and severally, to indemnify the Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), and agree, jointly and severally, to indemnify and hold harmless each Indemnitee from all reasonable fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)                                  Waiver of Consequential Damages, Etc.   To the fullest extent permitted by applicable law, each Loan Party agrees not to assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(d)                                 Payments.   All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(e)                                  Survival.   The agreements in this Section shall survive the termination of the Commitment and the repayment, satisfaction or discharge of all the other Obligations.

10.05                 Payments Set Aside.   To the extent that any payment by or on behalf of any Loan Party is made to the Lender or the L/C Issuer, or the Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender or the L/C Issuer in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

10.06                 Successors and Assigns.

(a)                                  Successors and Assigns Generally.   The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (c) of this Section and, to the extent expressly contemplated hereby, the Related Parties of the Lender and the L/C Issuer) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by the Lender.   Each Loan Party hereby agrees that the Lender, in its sole discretion, shall have the right at any time and from time to time, with the consent of the Borrower so long as such assignment is made at a time when no Event of Default has occurred and is then continuing (which consent will not in any instance be unreasonably withheld or delayed), to assign all or a portion of the Lender’s rights and/or obligations under this Agreement (including all or a portion of the Commitment and/or the Loans owing to it) to one or more banks or other financial institutions (each, an “Assignee”). Upon the execution and delivery of appropriate assignment documentation, amendments and any other documentation required by the Lender in connection with such assignment, and the payment by Assignee of the purchase price agreed to by the Lender and such Assignee, such Assignee shall be a party to this Agreement and, to the extent of the interest assigned by such assignment, have the rights and obligations of the Lender under this Agreement, and the Lender shall, to the extent of the interest assigned by such assignment, be released from its obligations under this Agreement (and, in the case of an assignment covering all of the Lender’s rights and obligations under this Agreement, the Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 9.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, each Loan Party (at its expense) agrees that it shall execute, or cause to be executed, such documents, including without limitation, amendments to this Agreement and to any other Loan Document, as the Lender shall deem necessary to effect the foregoing.  In addition, at the request of the Lender and any such Assignee, the Borrower (at its expense) shall issue one or more new Notes, as applicable, to any such Assignee and, if the Lender has retained any of its rights and obligations following such assignment, to the Lender, which new Notes shall be issued in replacement of, but not in discharge of, the Obligations evidenced by the Notes held by the Lender prior to such assignment which are being replaced and shall reflect the amount of any Loan held by such Assignee and the Lender after giving effect to such assignment. Notwithstanding any other provisions of this Agreement to the contrary, the Lender may not sell, assign or transfer all or any part of its rights under this Agreement if such sale, assignment or transfer would result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

(c)                                  Participations by the Lender.   The Lender may at any time, without the consent of, or notice to, the Borrower or any other Loan Party, sell participations to any Person (each, a “Participant”) in all or a portion of the Lender’s rights and/or obligations under this Agreement (including all or a portion of the Commitment and/or the Loans owing to it); provided that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the Borrower hereto for the performance of such obligations and (iii) the Borrower shall continue to deal solely and directly with the Lender in connection with such rights and obligations under this Agreement. Each Loan Party agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were the Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.

(d)                                 Certain Pledges.   The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under the Note) to secure obligations of the Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

10.07                 Treatment of Certain Information; Confidentiality.   The Lender and the L/C Issuer agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any Assignee of or Participant in, or any prospective Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means (i) all financial information received from the Borrower or any Subsidiary and (ii) all other information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses that is clearly identified at the time of delivery as confidential, other than any such information that is available to the Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Lender and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

10.08                 Right of Setoff.   If an Event of Default shall have occurred and be continuing, the Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to the Lender or the L/C Issuer, irrespective of whether or not the Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of the Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of the Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Lender, the L/C Issuer or their respective Affiliates may have.  The Lender and the L/C Issuer agrees to notify the Borrower promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09                 Interest Rate Limitation.   Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10                 Counterparts; Integration; Effectiveness.   This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile transmission or electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11                 Survival of Representations and Warranties.   All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Lender, regardless of any investigation made by the Lender or on their behalf and notwithstanding that the Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12                 Severability.   If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13                 Governing Law; Jurisdiction; Etc.

(a)                                  GOVERNING LAW.   THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b)                                 SUBMISSION TO JURISDICTION.   THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO

THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)                                 WAIVER OF VENUE.   THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)                                SERVICE OF PROCESS.   EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.14                 Waiver of Jury Trial.   EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.15                 USA PATRIOT Act Notice.   The Lender hereby notifies the Borrower and each other Loan Party that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L.

107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower and each other Loan Party, which information includes the name and address of the Borrower and each other Loan Party and other information that will allow the Lender to identify the Borrower in accordance with the Act.

10.16                 Replacement of a Note or other Loan Documents.   Upon receipt by the Borrower of an affidavit and indemnity agreement of an officer of the Lender as to the loss, theft, destruction, or mutilation of any Note or any other Loan Document to which any Loan Party is a party which is not of public record, and, in the case of loss, theft, destruction, or mutilation, upon cancellation of such Note or other Loan Document, the applicable Loan Party will execute and deliver, in lieu thereof, a replacement Note or other Loan Document in the same principal amount thereof and otherwise of like tenor.

10.17                 Obligations Absolute.   To the fullest extent permitted by applicable law, all obligations of the Loan Parties hereunder shall be absolute, unconditional and irrevocable and shall not be affected, modified, released, discharged or impaired, in whole or in part under any circumstances, irrespective of any or all of the following:

(vii)                           any lack of validity or enforceability of all or any portion of this Agreement, any of the other Loan Documents or any other agreement or any instrument relating hereto;

(viii)                        the failure to give notice to any Loan Party (except as otherwise specifically provided herein) of the occurrence of a Default or an Event of Default;

(ix)                                any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations;

(x)                                   the existence of any claim, setoff, defense or other right that any Loan Party may have (other than prior payment in full in cash);

(xi)                                any modification, amendment, rescission, or waiver of, or consent to departure from, any of the Loan Documents or all or any of the Obligations (except to the extent any such Loan Document or Obligation is so modified or amended);

(xii)                             any exchange, release or non-perfection of any Collateral or other collateral, or any release of any party primarily or secondarily liable on any of the Obligations, including without limitation, any Subsidiary Guarantor, or any amendment or waiver of or consent to departure from the Guarantee hereunder or any other guarantee of all or any of the Obligations;

(xiii)                          any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Loan Party;

(viii)                        any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or

(ix)                                any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party or of any other party primarily or secondarily liable on any of the Obligations.

Without limiting the generality of the foregoing, it is expressly understood and agreed that the absolute and unconditional obligation of the Borrower set forth above shall not be construed as a waiver by the Borrower of any claims or defenses it may have against the Lender.

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THE NEXT PAGE IS A SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

AXSYS TECHNOLOGIES, INC.

By:	/s/ David A. Almeida
Name:	David A. Almeida
Title:	Chief Financial Officer

SPEEDRING SYSTEMS, INC.

By:	/s/ David A. Almeida
Name:	David A. Almeida
Title:	Chief Financial Officer

SPEEDRING, INC.

By:	/s/ David A. Almeida
Name:	David A. Almeida
Title:	Chief Financial Officer

PRECISION AEROTECH, INC.

By:	/s/ David A. Almeida
Name:	David A. Almeida
Title:	Chief Financial Officer

TELIC OPTICS, INC.

By:	/s/ David A. Almeida
Name:	David A. Almeida
Title:	Chief Financial Officer

FLEET NATIONAL BANK, A BANK OF
AMERICA COMPANY

By:	/s/ Matthew S. Latham
Name:	Matthew S. Latham
Title:	Senior Vice President